Exhibit 99.2
ITEM 7. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
You should read the following discussion and analysis in conjunction with our selected financial data set forth in Exhibit 99.1 and our financial statements and supplementary data set for in Exhibit 99.3.
The following discussion and analysis of our financial condition and results of operations should be read in conjunction with the accompanying consolidated financial statements and related notes included in this Current Report on Form 8-K.
Overview
We currently engage in the following principal business activities:
•	developing, marketing and selling radio frequency identification systems, referred to as RFID systems used to identify, locate and protect people and their assets for use in a variety of healthcare, security, financial and identification applications;

•	marketing visual identification tags and implantable RFID microchips, primarily for identification, tracking and location of pets, livestock and other animals, and, more recently, for animal bio-sensing applications, such as temperature reading for companion pet and livestock (e.g., cattle) applications;

•	developing and marketing global positioning systems, or GPS enabled products used for location tracking and message monitoring of vehicles, pilots and aircraft in remote locations;

•	marketing secure voice, data and video telecommunications networks, primarily to several agencies of the U.S. government;

•	developing and marketing call center and customer relationship management software and services; and

•	selling vibration monitoring systems.
Certain items in the segment information for the 2005 and 2004 periods have been reclassified to conform to the current period presentation.
Recent Events
Facility Combination
We recorded a charge of approximately $0.9 million during the quarter ended December 31, 2006, related to our decision in October 2006 to combine VeriChip’s Canadian operations into an existing facility located in Ottawa, Ontario. The combination, expected to be completed in the first quarter of 2007, will entail the closing of VeriChip’s operations in Vancouver, British Columbia. This will eliminate duplicative functions and, we believe, improve operating efficiencies, positioning us to better execute on strategic initiatives to become the leading provider of RFID systems for the healthcare industry. We believe the combination will result in annual savings, of which a significant portion will be cash savings, and will have no effect on revenue. As a result of the combination, we expect to record additional charges during the first quarter of 2007 of approximately $0.3 million, consisting of charges relating to termination benefits.

Amendment to Loan Agreement with VeriChip
On October 6, 2006, January 19, 2007, February 8, 2007, and again on February 13, 2007, we entered into amendments to our loan documents with VeriChip. These amendments are more fully described in Note 22 to our financial statements included in Exhibit 99.3 to this Current Report.
Digital Angel’s 10.25% Senior Secured Debenture and Securities Purchase Agreement
Digital Angel entered into the Debenture and corresponding Purchase Agreement with Imperium dated effective February 6, 2007. Under the terms of the Purchase Agreement, Digital Angel sold to Imperium a 10.25% senior secured Debenture in the original principal amount of $6.0 million and the Warrant to purchase 699,600 shares of Digital Angel’s common stock. The Warrant has an initial exercise price of $2.973 per share and contains certain anti-dilution adjustments and other adjustments in the event of a change of control or an event of default. The Debentures and related agreements are more fully described in Note 2 to our financial statements included in Exhibit 99.3.
Proposed Acquisition of the Assets of McMurdo
On December 14, 2006, Signature entered into an Agreement with McMurdo, a United Kingdom-based subsidiary of Chemring. Pursuant to the Agreement, Signature will acquire certain assets of McMurdo’s marine electronics business, including fixed assets, inventory, customer lists, customer and supplier contracts and relations, trade and business names, associated assets and goodwill. The assets exclude certain accrued liabilities and obligations and real property, including the plant facility which Signature will have a license to occupy for a period of nine months after completion of the sale. Under the terms of the Agreement, Signature will retain McMurdo’s employees related to the marine electronics business after closing the sale. The proposed acquisition is more fully described in Note 1 to our financial statements included in Exhibit 99.3.
Appointment of Michael E. Krawitz as Chief Executive Officer
Our board of directors and the board of directors of VeriChip desired for Mr. Scott R. Silverman to assume the role as CEO of VeriChip. In connection therewith, effective December 2, 2006, Mr. Silverman was appointed as CEO of VeriChip and resigned his positions as our CEO and acting president, in order to focus his efforts exclusively on VeriChip, by becoming its CEO. Mr. Silverman has remained as chairman of our board of directors and the board of directors of VeriChip, Digital Angel and InfoTech. Mr. Silverman replaces Kevin H. McLaughlin as VeriChip’s CEO. Mr. McLaughlin resigned as CEO and as a member of the board of directors of VeriChip in anticipation of his retirement, effective March 31, 2007.
Effective December 2, 2006, Michael E. Krawitz was appointed our CEO and president. Mr. Krawitz joined us in 1999 and previously served as our executive vice president, general counsel and secretary. On December 6, 2006, in connection with Mr. Krawitz’s appointment as CEO, we and Mr. Krawitz entered into the ADS/Krawitz Employment Agreement. The ADS/Krawitz Employment Agreement is more fully described in Note 18 to our financial statements included in Exhibit 99.3.
Appointment of Lorraine M. Breece as our Acting Chief Financial Officer to Replace Evan C. McKeown
On March 1, 2007, our board of directors appointed Lorraine M. Breece as our acting chief financial officer, senior vice president, treasurer and assistant secretary. Effective March 1, 2007, at our request, Evan C. McKeown was no longer serving as our chief financial officer, and effective March 9, 2007 we terminated Mr. McKeown’s employment. Ms. Breece previously served as our senior vice president, chief accounting officer and assistant secretary.
Agreement with Former Chief Executive Officer
On December 5, 2006, we finalized and entered into an agreement with Mr. Silverman to (i) induce Mr. Silverman to assume the CEO position at VeriChip, (ii) to allow us the option (with any necessary approvals) to issue certain incentive payments to Mr. Silverman in stock as opposed to cash, and (iii) to induce Mr. Silverman to terminate the ADS/Silverman Employment Agreement between us and Mr. Silverman. We determined that it was in our best interest to enter into the agreement with Mr. Silverman primarily to motivate him to accept the position as VeriChip’s CEO and to maintain his status on ours, Digital Angel’s, VeriChip’s and InfoTech’s boards of directors. The agreement is more fully discussed in Note 18 to our financial statements included in Exhibit 99.3.

Incentive and Recognition Policy
We had an IRP pursuant to which executive bonuses were due for 2006. The terms of the IRP were approved by the compensation committee of our board of directors in March 2006. Our board of directors determined to fix the 2006 bonus payments for two participants, Mr. Silverman and Mr. Krawitz, in order to resolve and clarify any outstanding compensation issues, given the wide range of potential bonuses under the IRP and the timing of the VeriChip initial public offering and how that may have affected such range. Accordingly, Mr. Silverman’s and Mr. Krawitz’s bonus for 2006 were fixed at $900,000 and $350,000, respectively. The bonuses paid to our other executive officers were determined and paid in accordance with the terms in the IRP.
VeriChip Employment and Non-Compete Agreement
Effective December 5, 2006, VeriChip and Mr. Silverman entered into the VeriChip Employment Agreement. The VeriChip Employment Agreement terminates five years from the effective date. The VeriChip Employment agreement provides for an annual base salary of $420,000 with minimum annual increases for the first two years of 10% of the base salary and a discretionary annual increase thereafter. Mr. Silverman is also entitled to a discretionary annual bonus and other fringe benefits. In addition, it provides for the grant of 500,000 shares of restricted stock of VeriChip. VeriChip is required to register the shares as soon as practicable. The stock is restricted and is accordingly subject to substantial risk of forfeiture in the event that Mr. Silverman terminates his employment or VeriChip terminates his employment for cause on or before December 31, 2008. The VeriChip Employment Agreement is more fully described in Note 18 to our financial statements included in Exhibit 99.3.
VeriChip Change in Control Plan
On March 2, 2007, VeriChip’s compensation committee of its board of directors approved the VeriChip Corporation Executive Management Change in Control Plan. The plan provides compensation due to a change in control of VeriChip, as such term is defined in the plan, to VeriChip’s officers, Messrs. Gunther, Caragol and Feder. The terms of the plan are more fully discussed in Note 18 to our financial statements included in Exhibit 99.3.
VeriChip Initial Public Offering and Underwriting Agreement
We, VeriChip and Merriman Curhan Ford & Co., as representative of the several underwriters named in the Underwriting Agreement entered into the Underwriting Agreement dated February 9, 2007. The Underwriting Agreement was entered into with respect to the common stock offered by VeriChip in connection with its initial public offering, which commenced on February 9, 2007 and was completed on February 14, 2007. In connection with the offering, we and VeriChip agreed to issue and sell to the underwriters 3,100,000 newly issued shares of VeriChip’s common stock. The initial public offering price was $6.50 per share and the underwriting discounts and commissions were $0.455 per share.
We had granted to the underwriters an option, exercisable as provided in the Underwriting Agreement and expiring 30 days after the commencement date of VeriChip’s offering, or March 11, 2007, to purchase up to an additional 465,000 shares of VeriChip’s common stock, such shares being shares currently owned by us, at the initial public offering price of $6.50 per share, less underwriting discounts and commissions. The option expired unexercised on March 11, 2007.
The Underwriting Agreement required that VeriChip reimburse the representatives for their expenses on a non-accountable basis in the amount equal to 1.3% of the aggregate public offering price of the offered shares of common stock, which was paid at closing. In addition, VeriChip agreed to reimburse the underwriters $150,000 of their legal fees incurred in connection with the offering.

Reincorporation in Delaware
On March 8, 2007, we filed papers to begin the process of changing our state of incorporation from Missouri to Delaware. We expect to complete the reincorporation on or about March 20, 2007.
Business Segments
We operate in the following five business segments: Healthcare, Security and Industrial, Animal Applications, GPS and Radio Communications, and Advanced Technology.
Healthcare and Security and Industrial Segments
VeriChip’s operations comprise our Healthcare and Security and Industrial segments. On March 31, 2005 and June 10, 2005, VeriChip acquired two Canadian-based businesses that were primarily engaged in the development, marketing and sale of healthcare security systems utilizing RFID technology. Our Healthcare and Security and Industrial segments revenue was approximately $20.5 million and $6.8 million, respectively, for the year ended December 31, 2006 compared to $12.0 million and $3.8 million, respectively, for the year-ended December 31, 2005. The increase was attributable to the revenue generated by the two Canadian-based businesses. Prior to that time, our operations in these two segments were comprised of efforts to create markets for our human-implantable microchip.
For the foreseeable future, we expect that we will generate significant operating losses in connection with our efforts to create markets for our systems that utilize the human implantable microchip. Our expectations in this regard reflect our belief that revenue derived from sales of such systems will remain at a nominal level or show only modest growth. In the case of our VeriMed system, we do not expect to experience any significant growth in revenue from the sale of the system prior to government and private insurers’ determinations to reimburse the cost of the microchip implant procedure. However, we can provide no assurance as to when or if government or private insurers will decide to take such action. The expected significant operating losses from our systems which utilize the human implantable microchip, and in particular, the VeriMed system, also reflect an anticipated increase in our selling, general and administrative expenses as we augment our direct sales force, seek to develop a distribution network for the VeriMed system, enhance our marketing efforts directed toward physicians and patients, and fund or otherwise facilitate clinical studies of the VeriMed system that we hope prove successful in demonstrating the efficacy of the system to fulfill its intended functions. While we anticipate that we will continue to generate operating profits from our Canadian-based businesses, on a combined basis we expect our Healthcare and Security and Industrial segments to incur operating losses for at least the next 12-24 months.
Animal Applications and GPS and Radio Communications Segments
Digital Angel’s operations comprise our Animal Applications and GPS and Radio Communications segments. Our Animal Applications segment’s revenue increased to $38.1 million for the year ended December 31, 2006 compared to $36.0 million for the year ended December 31, 2005. The increase in the Animal Application segment’s revenue was principally due to an increase in sales of our livestock and companion pet products. During 2007, we anticipate that our Animal Applications revenue may increase going forward through a renewed agreement with Schering-Plough. In April 2006, we were awarded a U.S. patent for our Bio-Thermo temperature sensing implantable RFID microchip designed for non-laboratory applications that use RFID technology to determine the body temperature of its host animal. In addition, several proposals related to the establishment of a national electronic identification program for livestock are being considered by the Administration and Congress. We expect a national electronic identification program will be implemented in the U.S. by January 1, 2009. We cannot estimate the impact a national identification program would have on our Animal Application segment’s revenue. However, if implemented, we would expect the impact to be favorable. Our Animal Applications segment experienced operating losses for the years ended December 31, 2006, 2005 and 2004. We cannot be certain when our Animal Applications segment will achieve profitability.

Our GPS and Radio Communications segment’s revenue decreased to $16.4 million for the year ended December 31, 2006 compared to $18.6 million for the year ended December 31, 2005. The decrease in our GPS and Radio Communication segment’s revenue was principally due to the decrease in sales of our PLBs as a result of the completion in May 2005 of a contract with the Indian government, and a decrease in sales to other SARBE product customers, including the UK Ministry of Defense. During 2007 and 2008, we anticipate that our GPS and Radio Communications segment’s revenue will increase from the 2006 levels as the market for our beacons expands. In addition, the URT33 beacon, which will become obsolete when existing frequencies on 121.5 and 243 MHz cease to be monitored by COSPAS-SARSAT on February 1, 2009, will need to be replaced with the new generation 406 MHz beacons, such as our SARBE G2R.
Advanced Technology Segment
Our Advanced Technology segment’s revenue was approximately $23.7 million for the year ended December 31, 2006 compared to approximately $25.1 million for the year ended December 31, 2005. The decrease was primarily as a result of a reduction of approximately $2.4 million of revenue from sales of our voice, data and video telecommunications networks. We are hopeful that we will obtain new contracts for sales of voice, data and video telecommunications networks in 2007, as governmental agencies upgrade their systems. Partially offsetting the decrease in sales of voice, data and video telecommunication networks was an increase of approximately $3.7 million in sales of our customer relationship management software and services. Sale of our customer relationship management software and services represented 25.7% of this segment’s revenue in 2006 as compared to 9.3% in 2005. We realized operating profits from this segment for each of the years ending December 31, 2005 and 2004. Our Advanced Technology segment’s operating profits were approximately $2.5 million in 2006, excluding a $6.6 million impairment charge recorded in the fourth quarter of 2006. During 2007, we anticipate that our Advanced Technology segment will continue to generate operating profits.

The tables below provide a percentage breakdown of the significant sources of our consolidated revenues and gross profits over the past three fiscal years and, as such, reflect certain trends in the composition of such revenues and gross profits:
Sources of Revenue:

	2006	2005	2004
RFID-enabled products for use in a variety of healthcare applications from our Healthcare segment	19.5%	12.7%	—%

RFID-enabled security systems, asset tracking systems, and vibration monitors for use in a variety of security and industrial applications from our Security and Industrial segment	6.5%	4.0%	0.3%

Visual identification tags and implantable microchips for the companion animal, livestock, laboratory animal, fish and wildlife markets from our Animal Applications segment	35.9%	37.2%	28.0%

GPS enabled tracking and message monitoring, search and rescue beacons, intelligent communications products and services for telemetry, mobile data and radio communications from our GPS and Radio Communications segment	15.6%	19.6%	20.2%

Sales of voice, data and video telecommunications networks to government agencies from our Advanced Technology segment	14.1%	18.1%	44.9%

Customer relationship management and call center software and services from our Advanced Technology segment	8.4%	8.4%	6.6%

Total	100.0%	100.0%	100.0%

Sources of Gross Profit:

	2006	2005	2004
RFID-enabled products for use in a variety of healthcare applications from our Healthcare segment	24.1%	17.3%	—%

RFID-enabled security systems, asset tracking systems, and vibration monitors for use in a variety of security and industrial applications from our Security and Industrial segment	8.8%	5.7%	0.2%

Visual identification tags and implantable microchips for the companion animal, livestock, laboratory animal, fish and wildlife markets from our Animal Applications segment	29.6%	35.6%	34.7%

GPS enabled tracking and message monitoring, search and rescue beacons, intelligent communications products and services for telemetry, mobile data and radio communications from our GPS and Radio Communications segment	17.6%	24.4%	32.8%

Sales of voice, data and video telecommunications networks to government agencies from our Advanced Technology segment	8.3%	10.5%	21.1%

Customer relationship management and call center software and services from our Advanced Technology segment	11.6%	6.5%	11.2%

Total	100.0%	100.0%	100.0%

The table below sets forth data from our consolidated statements of operations for the past three fiscal years, expressed as a percentage of total revenues from continuing operations:

	2006	2005	2004
	%	%	%
Product revenue	85.3	86.1	88.1
Service revenue	14.7	13.9	11.9

Total revenue	100.0	100.0	100.0

Cost of products sold	57.8	58.4	72.6
Cost of services sold	39.2	46.4	37.2

Total cost of products and services sold	55.1	56.7	68.4

Gross profit	44.9	43.3	31.6

Selling, general and administrative expense	55.3	48.3	35.7
Research and development	7.2	6.2	3.3
Goodwill and asset impairment	6.3	—	—

Total operating costs and expenses	68.8	54.5	39.0

Operating loss before other items	(23.9)	(11.2)	(7.4)

Interest and other income	1.3	2.8	2.1
Interest (expense) reduction	(3.1)	2.0	(3.0)

Loss from continuing operations before provision for income taxes, minority interest, gain (loss) attributable to capital transactions of subsidiaries	(25.7)	(6.4)	(8.3)
(Provision) benefit for income taxes	(0.1)	0.5	(0.1)

Loss from continuing operations before minority interest, and gain (loss) attributable to capital transactions of subsidiaries	(25.8)	(5.9)	(8.4)
Minority interest	2.4	(0.1)	(0.4)
Net (loss) gain on capital transactions of subsidiaries	(1.6)	0.4	12.0
Gain (loss) attributable to changes in minority interest as a result of capital transactions of subsidiaries	0.5	0.6	(21.9)

Loss from continuing operations	(24.5)	(5.0)	(18.7)
Loss from discontinued operations, net of income taxes	(1.5)	(5.8)	—
Preferred stock dividends	—	(1.7)	—
Accretion of beneficial conversion feature of redeemable preferred stock — Series D	—	(0.5)	—

Net loss attributable to common stockholders	(26.0)	(13.0)	(18.7)

Our consolidated operating activities used cash of $7.7 million, $11.5 million and $13.5 million during the years ended December 31, 2006, 2005 and 2004, respectively. As of December 31, 2006, our cash and cash equivalents totaled $7.3 million, compared to $22.1 million as of December 31, 2005. As of December 31, 2006, our stockholders’ equity was $43.9 million, as compared to $66.5 million as of December 31, 2005, and as of December 31, 2006, we had an accumulated deficit of $468.6 million.

Our profitability and liquidity depend on many factors, including the success of our marketing programs, the maintenance and reduction of expenses, the protection of our intellectual property rights and our ability to successfully develop and bring to market our new products and technologies. We have established a management plan intended to guide us in achieving profitability and positive cash flows from operations in the future periods. The major components of our plan are as follows:
•	to establish a sustainable positive cash flow business model;

•	to produce additional cash flow and revenue from our technology products, primarily VeriMed and Bio-Thermo;

•	to expand markets/distribution channels for VeriMed through VeriChip’s 2005 acquisitions of VeriChip Holdings Inc., or VHI, and Instantel, which provide VeriChip with complementary companies that bring experienced management, revenue and a synergistic customer base; and

•	to continue Digital Angel’s growth under the leadership of its management team and through strategic acquisitions.
Our management believes that the above plan can be effectively implemented.
Critical Accounting Policies and Estimates
Listed below are descriptions of the accounting policies that our management believes involve a high degree of judgment and complexity, and that, in turn, could materially affect our consolidated financial statements if various estimates and assumptions were changed significantly. The preparation of our consolidated financial statements requires that we make certain estimates and judgments that affect the amounts reported and disclosed in our consolidated financial statements and related notes. We base our estimates on historical experience and on other assumptions that we believe to be reasonable under the circumstances. Actual results may differ from these estimates. For more detailed information on our significant accounting policies, see Note 1 to our consolidated financial statements.
Revenue Recognition
Our revenue recognition policies are significant because revenue is a key component of our results of operations. In addition, our revenue recognition policy determines the timing and recognition of certain expenses, such as sales commissions. We follow very specific and detailed guidelines in measuring revenue; however, certain judgments affect the application of our revenue policy. The complexity of the estimation process and all issues related to the assumptions, risks and uncertainties inherent with our revenue recognition policies affect the amounts reported in our financial statements. A number of internal and external factors affect the timing of our revenue recognition, including estimates of customer service periods, estimates of customer returns and the timing of customer acceptance. Our revenue results are difficult to predict, and any shortfall in revenue or delay in recognizing revenue could cause our operating results to vary significantly from quarter to quarter and year to year.
The following is a discussion of our revenue recognition policies:
Revenue Recognition Policy for Our Healthcare Security, Asset Management Systems and Our Vibration Monitoring Instruments
We recognize revenue from the sale of the hardware and software components of our healthcare security and asset management systems, as well as our vibration monitoring instruments, when the following criteria are met:
•	persuasive evidence of an arrangement exists (e.g., a purchase order has been received or a contract has been executed);

•	the system components are shipped;

•	title has transferred;

•	the price is fixed or determinable; and

•	collection of the sales proceeds is reasonably assured.

Revenue from software implementation and consulting services is recognized as the services are performed. Revenue from post-contract support services is recognized over the term of the service agreement.
When software arrangements include multiple elements to which contract accounting does not apply, the individual elements are accounted for separately if vendor specific objective evidence, or VSOE, of fair value exists for the undelivered elements. Generally, the residual method is applied in allocating revenue between delivered and undelivered elements. If VSOE does not exist, the revenue associated with the entire agreement is deferred until the earlier of VSOE being established or all of the undelivered elements are delivered or performed with the following exceptions:
•	If the only undelivered element is post-contract support, the deferred amount is recognized ratably over the post-contract support period adjusted on a prospective basis for changes in the estimated post-contract support period.

•	If the only undelivered element is services that do not require significant production, modification or customization of the software, the deferred amount is recognized as the services are performed.
Maintenance revenue is deferred and recognized ratably over the terms of the maintenance agreements.
Revenue Recognition Policy for Our VeriMed, VeriGuard and VeriTrace Systems
Revenue from the sale of systems using our implantable microchip (VeriMed, VeriGuard, and VeriTrace) is recorded at gross amounts with a corresponding entry for cost of sales. As we are in the initial process of commercializing these systems, the level of distributor or physician returns cannot yet be reasonably estimated. Accordingly, we do not recognize revenues until the following criteria are met:
•	a purchase order has been received or a contract has been executed;

•	the system is shipped;

•	title has transferred;

•	the price is fixed or determinable;

•	there are no uncertainties regarding customer acceptance;

•	collection of the sales proceeds is reasonably assured; and

•	the period during which the distributor or physician has a right to return the product has elapsed.
We intend to recognize revenue from consignment sales, if any, when all of the criteria listed above have been met and after the receipt of notification of such product sales from the distributor’s customers (e.g., physicians). Once the level of returns can be reasonably estimated, revenues (net of expected returns) will be recognized when all of the criteria above are met for either direct or consignment sales.
Revenue Recognition Policy for Our VeriMed Services
The services for maintaining subscriber information on our VeriMed database will be sold on a stand-alone contract basis, separate and apart from the implant procedure itself, and treated according to the terms of the contractual arrangements then in effect. Revenue from the database service will be recognized over the term of the subscription period or the terms of the contractual arrangements then in effect.

Notwithstanding the above descriptions of our VeriMed revenue recognition policies, with respect to the sales of products and services sold in tandem, our revenue recognition policy will be determined by the ultimate arrangements negotiated with independent third parties.
Revenue Recognition Policy for Our Animal Applications and GPS and Radio Communications Segments
Our Animal Applications and GPS and Radio Communications Segments recognize product revenue at the time product is shipped and title has transferred, provided that a purchase order has been received or a contract has been executed, there are no uncertainties regarding customer acceptance, the sales price is fixed and determinable and collectibility is deemed probable. If uncertainties regarding customer acceptance exist, revenue is recognized when such uncertainties are resolved. There are no significant post-contract support obligations at the time of revenue recognition. These segments’ accounting policy regarding vendor and post contract support obligations is based on the terms of the customers’ contracts, billable upon occurrence of the post-sale support. We offer a warranty on these products. For non-fixed and fixed fee jobs, service revenue is recognized based on the actual direct labor hours in the job multiplied by the standard billing rate and adjusted to net realizable value, if necessary. Other revenue is recognized at the time service or goods are provided. It is our policy to record contract losses in their entirety in the period in which such losses are foreseeable.
Revenue Recognition Policy for Our Advanced Technology Segment
We generally recognize product sales revenue for our Advanced Technology segment after the products are shipped and title has transferred, provided that a purchase order has been received or a contract has been executed, there are no uncertainties regarding customer acceptance, the sales price is fixed and determinable and collectibility is deemed probable. If uncertainties regarding customer acceptance exist, revenue is recognized when such uncertainties are resolved. Revenues from the sale of hardware products that are shipped to a customer’s site and require modification or installation are recognized when the work is complete and accepted by the customer. We do not experience significant product returns and, therefore, management is of the opinion that no allowance for sales returns is necessary. We have no obligation for warranties on new hardware sales because the manufacturer provides the warranty.
Services and phone installation jobs performed by GTI are billed and the revenue recognized following the completion of the work and the receipt of a written acceptance from the customer. Revenue from maintenance contracts is recognized ratably over the term of the contract.
The companies in the Advanced Technology segment that provide programming, consulting and software licensing services recognize revenue based on the expended actual direct labor hours in the job times the standard billing rate and adjusted to realizable value, if necessary. It is our policy to record contract losses in their entirety in the period in which such losses are foreseeable. We do not offer a warranty policy for services to our customers.
When our Advanced Technology segment’s software arrangements include multiple elements to which contract accounting does not apply, the individual elements are accounted for separately if VSOE of fair value exists for the undelivered elements. Generally, the residual method is applied in allocating revenue between delivered and undelivered elements. If VSOE does not exist, the revenue associated with the entire agreement is deferred until the earlier of VSOE being established or all of the undelivered elements are delivered or performed with the following exceptions:
•	If the only undelivered element is post-contract support, the deferred amount is recognized ratably over the post-contract support period, adjusted on a prospective basis for changes in the estimated post-contract support period.

•	If the only undelivered element is services that do not require significant production, modification or customization of the software, the deferred amount is recognized as the services are performed.

Goodwill and Other Intangible Assets
As of December 31, 2006, our consolidated goodwill was $82.4 million, and our intangible assets with indefinite lives were valued at $5.4 million. Annually, we test our goodwill and intangible assets for impairment as a part of our annual business planning cycle during the fourth quarter of each fiscal year or earlier depending on specific changes in conditions surrounding its business units. The determination of the value of our intangible assets requires management to make estimates and assumptions about the future operating results of our operating units. Based upon our annual testing, we did not incur goodwill and other intangible asset impairment charges in the year ended December 31, 2004. For the year ended December 31, 2006 we recorded impairment charges of approximately $6.6 million associated with goodwill at our GTI subsidiary. Future events, such as market conditions or operational performance of our acquired businesses, could cause us to conclude that additional impairment exists, which could have a material impact on our financial condition and results of operations.
Capital Transactions of Subsidiaries
Gains where realizable and losses on issuances of shares of common stock by our consolidated subsidiaries, VeriChip and Digital Angel, were reflected in our consolidated statements of operations, in accordance with the provisions of SAB 51. These gains and losses resulted from the differences between the carrying amount of the pro-rata share of our investment in these subsidiaries and the net proceeds from the issuances of the stock. We determined that such recognition of gains and losses on issuances of shares of stock by these subsidiaries was appropriate, since we did not plan to reacquire the shares issued and the value of the proceeds could be objectively determined. The issuances of stock by VeriChip and Digital Angel have also given rise to losses as a result of the dilution of our ownership interest in these subsidiaries. Future stock issuances to third parties by VeriChip and Digital Angel will further dilute our ownership percentage and may give rise to additional losses.
Further, if our ownership interest in VeriChip and Digital Angel, which as of February 28, 2007 was 60.7% and 55.2%, respectively, were, as a result of future issuances of shares by VeriChip and Digital Angel, to drop below 50%, we may not be able to consolidate their operations in our financial statements. This would also result in a significant reduction in our consolidated revenues and assets.
Stock-Based Compensation
Effective January 1, 2006, we adopted FAS 123R, using the modified prospective transition method. Under this method, stock-based compensation expense is recognized using the fair-value based method for all awards granted on or after the date of adoption. Compensation expense for new awards granted after January 1, 2006 is recognized over the requisite service period based on the grant-date fair value of those options.
Prior to the adoption of FAS 123R, we used the intrinsic value method under Accounting Principles Board, or APB, Opinion No. 25, Accounting for Stock Issued to Employees, or APB No. 25, and Financial Accounting Standards Board Interpretation No. 44, Accounting for Certain Transactions Involving Stock Compensation—an Interpretation of APB Opinion No. 25, or FIN 44, and provided the pro forma and disclosure information required by SFAS No. 123, Accounting for Stock-based Compensation, or FAS 123, and SFAS No. 148, Accounting for Stock-Based Compensation—Transition and Disclosure, or FAS 148. Under the intrinsic value method, no stock-based compensation was recognized in our consolidated statements of operations for options granted to our employees and directors when the exercise price of such stock options granted to employees and directors equaled or exceeded the fair value of the underlying stock on the dates of grant.
FAS 123R requires forfeitures of stock-based grants to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. In our pro forma information required under FAS 123 for the periods prior to January 1, 2006, we accounted for forfeitures as they occurred.
In the year ended December 31, 2006, we incurred stock-based compensation expense of approximately $0.6 million as a result of our adoption of FAS 123R on January 1, 2006. This expense resulted from the issuance by VeriChip and Digital Angel of 0.1 million and 2.3 million stock options, respectively, during the year ended December 31, 2006. This stock-based compensation expense was reflected in our consolidated statement of operations in selling, general and administrative expense.

During 2005, VeriChip and Digital Angel granted to consultants options exercisable for approximately 0.2 million shares of their common stock. In accordance with FAS 123, we recorded compensation expense associated with these options based on an estimate of the fair value of our common stock on each date of grant and using the Black-Scholes valuation model. We were required to re-measure the stock-based compensation expense associated with these options on December 30, 2005, the date of acceleration of the vesting of all of these options, as more fully discussed below. This re-measurement was based on the estimated fair value of VeriChip’s and Digital Angel’s common stock on December 30, 2005. The value of VeriChip’s common stock was assumed to be the then estimated initial public offering price, and the value of Digital Angel’s common stock was based on the closing price of its common stock as quoted on the American Stock Exchange on December 30, 2005, and using the Black-Scholes valuation model. This re-measurement resulted in stock-based compensation expense of approximately $1.0 million being recorded in 2005 based upon the fair value of these stock options on the accelerated vesting date.
The Black-Scholes option pricing model, which we used to value our stock options, requires us to make several key judgments including:
•	the estimated value of our common stock;

•	the expected life of issued stock options;

•	the expected volatility of our stock price;

•	the expected dividend yield to be realized over the life of the stock options; and

•	the risk-free interest rate over the expected life of the stock options.
Our computation of the expected life of issued stock options was determined based on historical experience of similar awards giving consideration to the contractual terms of the stock-based awards, vesting schedules and expectations about employees’ future length of service. The interest rate was based on the U.S. Treasury yield curve in effect at the time of grant. Our computation of expected volatility was based on the historical volatility of our and Digital Angel’s common stock.
On December 12, 2005, our board of directors, as well as the boards of directors of VeriChip and Digital Angel, approved the immediate vesting on December 30, 2005 of all of the then outstanding and unvested stock options previously awarded to employees, directors and consultants, excluding approximately 0.2 million of Digital Angel’s stock options. In connection with the acceleration of these options, we stipulated that a grantee that acquires any shares through exercise of any of such options shall not be permitted to sell such shares until the earlier of (i) the original vesting date applicable to such option or (ii) the date on which such grantee’s employment terminates for any reason.
The purpose of accelerating the vesting of the options granted to our directors and employees was to enable us to avoid recognizing in future periods non-cash compensation expense associated with such options in our consolidated statements of operations, which would have otherwise been required upon our adoption of FAS 123R on January 1, 2006. As a result of the acceleration, we avoided recognition of up to approximately $7.6 million of compensation expense in our consolidated statements of operations over the course of the original vesting period, substantially all of which was expected to be avoided in 2006 and 2007. Such expense is included in our pro forma stock-based compensation footnote disclosure for the year ended December 31, 2005, which is included in Note 12 to our consolidated financial statements. FIN 44 requires us to recognize compensation expense under certain circumstances, such as a change in the vesting schedule when the options whose vesting schedule was changed are in-the-money on the date of change, which would allow an employee to vest in an option that would have otherwise been forfeited based on the award’s original terms. We would be required to begin to recognize compensation expense over the new expected vesting period based on estimates of the number of options that employees ultimately will retain that otherwise would have been forfeited, absent the modifications. The majority of the accelerated options, absent the acceleration, would have vested during the first half of 2006, with a smaller percentage vesting over 36 months. Such estimates of compensation expense would be based on such factors as historical and expected employee turnover rates and similar statistics. Of options exercisable for approximately 8.8 million shares of our common stock that were affected by the acceleration of vesting, substantially all of the $4.6 million of intrinsic value of these options is attributable to our executive officers and directors at that time. We are unable to estimate the number of options that our employees and directors will ultimately retain that otherwise would have been forfeited, absent our acceleration of the vesting of these options. Based on the then current circumstances, the high concentration of such options awarded to officers and directors and our historical turnover rates, no compensation expense resulting from the new measurement date was recognized by us upon acceleration of vesting on December 30, 2005. We will recognize compensation expense in future periods, should a benefit be realized by the holders of the aforementioned options, which they would not otherwise have been entitled to receive. During the year ended December 31, 2006, we recognized approximately $0.4 million of compensation expense as a result of three terminated employees receiving a benefit related to the accelerated vesting of their options that they would not otherwise have received. If we are required to recognize additional compensation expense in connection with the accelerated vesting of in-the-money stock options, it could have a material impact on our future results of operations.
Warrants Settleable In Shares of Digital Angel’s Common Stock Owned by Us
In connection with the sale and issuance in June 2003 of our 8.5% convertible/exchangeable debentures (all of which have been fully converted), we granted to the purchasers of such debentures warrants to acquire, at the purchasers’ option, approximately 0.5 million shares of our common stock at an exercise price of $2.749 per share, or 0.95 million shares of Digital Angel’s common stock held by us at an exercise price of $3.178 per share, or a combination of shares of both companies. The warrants vested immediately and are exercisable through June 30, 2007. The warrants are subject to adjustment upon:
•	the issuance of shares of common stock, or options or other rights to acquire our common stock, at an issuance price lower than the exercise price under the warrants;

•	the declaration or payment of a dividend or other distribution on our common stock; and

•	the issuance of any other of our securities on a basis which would otherwise dilute the purchase rights granted by the warrants.
The issuance of our common stock to Satellite Strategic Finance Associates, LLC, or SSFA, in April 2004 triggered the anti-dilution provisions under the warrant agreement and, as a result, the exercise price for the exercise of the warrants into shares of our common stock was reduced from $5.64 per share to $2.749 per share. In August 2006, we issued to Laurus 1.7 million warrants which are exercisable into 1.7 million shares of our common stock, which again triggered the anti-dilution provisions under the warrant agreement and, as a result, the exercise price for the warrants into shares of our common stock was further reduced from $2.749 per share to $1.88 per share.
The value assigned to the warrants was recorded as a reduction in the value assigned to the debentures (original issue discount) and an increase in long-term liabilities. The liability for the warrants, to the extent potentially settleable in shares of the Digital Angel common stock owned by us, is being revalued at each reporting period using the Black-Scholes option-pricing model and based on the closing price of Digital Angel’s common stock, with any resulting increase/decrease in the value of the warrants being recorded as an increase/recovery in interest expense. Such value is subject to a floor amount. During the year ended December 31, 2006, we did not record any interest expenses or recovery associated with these warrants. However, during the years ended December 31, 2005 and 2004, we recorded a recovery of interest expense of $3.2 million and an increase in interest expense of $1.4 million, respectively, as a result of such revaluations. Future changes in the value of the warrants may continue to result in additional interest expense or recovery. In addition, we will be required to record an impairment loss if the carrying value of the Digital Angel common stock underlying the warrants exceeds the exercise price. Should the holders of outstanding warrants elect to exercise such warrants and opt to take shares of Digital Angel common stock, such exercise may result in us recording a gain on the sale transaction equal to the amount of the warrant liability on the date of exercise. During the fourth quarter of 2004, warrants exercisable for 0.2 million shares of the Digital Angel common stock we own were exercised for such shares, and we recorded a gain of $0.8 million as a result of such exercise.

Proprietary Software In Development
In accordance with SFAS 86, Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed, or FAS 86, we have capitalized certain computer software development costs upon the establishment of technological feasibility. Technological feasibility is considered to have occurred upon completion of a detailed program design that has been confirmed by documenting and tracing the detailed program design to product specifications and has been reviewed for high-risk development issues, or, to the extent a detailed program design is not pursued, upon completion of a working model that has been confirmed by testing to be consistent with the product design. Amortization is provided based on the greater of the ratio that current gross revenues for a product bear to the total of current and anticipated future gross revenues for that product, or the straight-line method over the estimated useful life of the product (estimated to be between two and five years). Future events such as market conditions, customer demand or technological obsolescence could cause us to conclude that the software is impaired. The determination of the possible impairment expense requires management to make estimates that effect our consolidated financial statements. We did not record an impairment charge related to our computer software development costs during the years ended December 31, 2006, 2005 and 2004.
Inventory Obsolescence
Estimates are used in determining the likelihood that inventory on hand can be sold. Historical inventory usage and current revenue trends are considered in estimating both obsolescence and slow-moving inventory. Inventory is stated at lower of cost determined by the first-in, first-out method or market, net of any reserve for obsolete or slow-moving inventory. As of December 31, 2006 and 2005, inventory reserves were $1.3 million and $2.1 million, respectively. The estimated market value of our inventory is based upon assumptions about future demand and market conditions. If actual market conditions are less favorable than those projected by management, additional inventory write-downs may be required, which could have a material affect on our financial condition and results of operations.
Legal Contingencies
We are currently a named defendant in several legal proceedings. We have accrued our estimate of the probable costs for the resolution of these claims, and as of December 31, 2006, we have recorded $2.9 million in reserves with respect to such claims. This estimate has been developed in consultation with outside counsel handling our defense in these matters and is based upon an analysis of potential results, assuming a combination of litigation and settlement strategies. We do not believe the outcome of these proceedings will have a material adverse effect on our consolidated financial position. It is possible, however, that future results of operations for any particular quarterly or annual period could be materially affected by changes in our estimates.
Accounting for Income Taxes
As part of the process of preparing our consolidated financial statements, we are required to estimate our income tax liability in each of the jurisdictions in which we do business. This process involves estimating our actual current tax expense together with assessing temporary differences resulting from differing treatment of items, such as deferred revenues, for tax and accounting purposes. These differences result in deferred tax assets and liabilities, which are included in our consolidated balance sheet. We must then assess the likelihood that our net deferred tax assets in each tax jurisdiction will be recovered from future taxable income in the applicable jurisdiction and, to the extent we believe that recovery is not more likely than not or is unknown, we must establish a valuation allowance.
Significant management judgment is required in determining the provision for income taxes, deferred tax assets and liabilities and any valuation allowance recorded against the deferred tax assets. As of December 31, 2006, we had $5.4 million in net long-term deferred tax liabilities associated with our Canadian operations, and $0.7 million of net current deferred tax assets associated with our Canadian and United Kingdom operations. As of December 31, 2006 and 2005, we had recorded a full valuation allowance against our U.S. net deferred tax assets due to uncertainties related to our ability to utilize these deferred tax assets, primarily consisting of net operating losses carried forward. The valuation allowance is based on our historical operating performance and estimates of taxable income in the U.S. and the period over which our deferred tax assets will be recoverable. As of December 31, 2006, we have not provided a valuation allowance against our Canadian and certain United Kingdom deferred tax assets as we have deemed it more likely than not that these assets will be realized.

If we continue to operate at a loss or are unable to generate sufficient future taxable income, or if there is a material change in the actual effective tax rates or time period within which the underlying temporary differences become taxable or deductible, we may be required to increase our valuation allowance against previously recognized deferred tax assets, which could result in a material adverse impact on our operating results. Conversely, if we become profitable in the future, we may reduce some or all of our valuation allowance, which could result in a significant tax benefit and a favorable impact on our financial condition and operating results. As of December 31, 2006, we had an aggregate valuation allowance against our net deferred tax assets of approximately $109.2 million.
Results of Operations from Continuing Operations
As noted above, we operate in five business segments. (Loss) income from continuing operations before taxes, minority interest, gain (loss) attributable to capital transactions of subsidiaries from each of our segments during 2006, 2005 and 2004 was as follows (we evaluate performance based on stand-alone segment operating income as presented below):

	Year Ended December 31,
	2006		2005		2004
	(in thousands)
(Loss) income from continuing operations before taxes, minority interest and gain (loss) attributable to capital transactions of subsidiaries by segment:

Healthcare	$(5,661)		$(2,498)		$(1,108)
Security and Industrial	(1,030)		(1,318)		(579)
Animal Applications	(4,048)		(926)		(1,852)
GPS and Radio Communications	(1,230)		1,032		1,586
Advanced Technology	(4,089	)(2)	297		669
“Corporate/Eliminations” (1)	(10,850	)(3)	(2,650	)(4)	(6,440)

Total	$(26,908)		$(6,063)		$(7,724)

(1)	The “Corporate/Eliminations” category includes all amounts given effect to in the consolidation of our subsidiaries, such as the elimination of inter-segment revenues, expenses, assets and liabilities. “Corporate/Eliminations” also includes certain selling, general and administrative expense (reductions) and other income (expenses) associated with companies sold or closed in 2001 and 2002, and interest expense and other expenses associated with corporate activities and functions.

(2)	Amount includes approximately $6.6 million of goodwill associated with GTI, which was impaired.

(3)	Amount includes a payment due to our former CEO of approximately $3.3 million.

(4)	Amount includes approximately $3.2 million of interest recovery associated with warrants that we are required to treat as a liability and market to market each reporting period.

Revenue from each of our segments during 2006, 2005 and 2004 was as follows:

	Year Ended December 31,
	2006	2005	2004
	(in thousands)
Revenue:

Healthcare	$20,508	$12,049	$—
Security and Industrial	6,796	3,819	247
Animal Applications	38,058	35,972	25,871
GPS and Radio Communications	16,351	18,578	18,678
Advanced Technology	23,662	25,101	47,537
“Corporate/Eliminations”	(356)	(697)	(88)

Total	$105,019	$94,822	$92,245

Healthcare Segment
          Year Ended December 31, 2006 Compared to the Year Ended December 31, 2005

		% Of		% Of	Change
	2006	Revenue	2005	Revenue	Increase (Decrease)
	(dollar amounts in thousands)
Revenue:
Product	$20,128	98.1%	$11,200	93.0%	$8,928	79.7%
Service	380	1.9	849	7.0	(469)	(55.2)

Total revenue	20,508	100.0	12,049	100.0	8,459	70.2

Gross Profit:
Product (1)	11,207	55.7	6,914	61.7	4,293	62.1
Service (2)	160	42.1	201	23.7	(41)	(20.4)

Total gross profit	11,367	55.4	7,115	59.1	4,252	59.8
Selling, general and administrative expense (3)	13,996	68.2	8,178	67.9	5,818	71.1
Research and development	2,609	12.7	1,313	10.9	1,296	98.7
Interest and other income	49	0.2	49	0.4	—	—
Interest expense	(472)	(2.3)	(171)	(1.4)	301	NM (4)

Loss from continuing operations before taxes, minority interest and gain (loss) attributable to capital transactions of subsidiaries (3)	$(5,661)	(27.6)%	$(2,498)	(20.7)%	$3,163	NM (4)

(1)	The percentage of revenue is calculated as a percentage of product revenue.

(2)	The percentage of revenue is calculated as a percentage of service revenue.

(3)	The amounts exclude approximately $0.9 million of expense in 2005 primarily associated with stock options granted by VeriChip to persons who are our employees but who are not also employees of VeriChip. These expenses were included in VeriChip’s separate financial statements filed as part of its registration statement on Form S-1.

(4)	NM = Not meaningful as the change is greater than 100%
Revenue - Our Healthcare segment’s revenue increased approximately $8.5 million in 2006 compared to 2005. The increase is primarily due to sales of wander prevention and infant protection systems to nursing homes and hospitals. We acquired the wander prevention, infant protection and asset location and identification systems businesses during the first half of 2005.
Gross Profit and Gross Profit Margin - Our Healthcare segment’s gross profit increased approximately $4.3 million in 2006 as compared to 2005 primarily as a result of the 2006 period including a full year of operations from our Canadian-based businesses as compared to only a portion in the 2005 period. Gross profit margin decreased to 55.4% in 2006 compared to 59.1% in 2005. The decrease in gross profit margin reflected an increase in warranty costs of approximately $0.2 million and an inventory write off of approximately $0.4 million in 2006.
Selling, General and Administrative Expense — Our Healthcare segment’s selling, general and administrative expenses increased approximately $5.8 million in 2006 as compared to 2005. The increase was primarily a result of a full year of operations from our Canadian-based businesses as compared to the 2005 period. In addition, approximately $1.2 million of the period-over-period increase resulted from the addition of sales and marketing staff, consultants and other marketing services related to our efforts to create a market for our VeriMed system. As a percentage of our Healthcare segment’s revenue, selling, general and administrative expense was 68.2% and 67.9% for the year ended December 31, 2006 and 2005, respectively. We attribute the increase in selling, general, and administrative expense as a percentage of revenue primarily to the increase in sales and marketing related expenses associated with our VeriMed system.

We expect selling, general and administrative expense to increase in the future due to contemplated additions of sales and marketing staff related to our marketing and sale of our VeriMed system and database services, as well as the additional costs resulting from our being a publicly held company effective February 9, 2007.
Research and Development - Our Healthcare segment’s research and development expense increased approximately $1.3 million in 2006 compared to 2005. The increase in our Healthcare segment’s research and development expense was primarily due to the acquisitions of our Canadian-based businesses during the first half of 2005, the continued development of our asset/staff location and identification system, and our initiative to integrate virtually all of our healthcare security systems on to a common technology platform.
Interest Expense - Our Healthcare segment’s interest expense increased approximately $0.3 million in 2006 as compared to 2005. This increase is associated with borrowings under VeriChip’s loan agreement with us. This intercompany interest is eliminated in consolidation of our financial results.

Year Ended December 31, 2005 Compared to the Year Ended December 31, 2004

		% Of		% Of	Change
	2005	Revenue	2004	Revenue	Increase (Decrease)
	(dollar amounts in thousands)
Revenue:
Product	$11,200	93.0%	$—	—	$11,200	—%
Service	849	7.0	—	—	849	—

Total revenue	12,049	100.0	—	—	12,049	—

Gross Profit:
Product (1)	6,914	61.7	—	—	6,914	—
Service (2)	201	23.7	—	—	201	—

Total gross profit	7,115	59.1	—	—	7,115	—
Selling, general and administrative expense (3)	8,178	67.9	1,036	—	7,142	NM (4)
Research and development	1,313	10.9	—	—	1,313	—
Interest and other income	49	0.4	—	—	49	—
Interest expense	(171)	(1.4)	(72)	—	99	NM (4)

Loss from continuing operations before taxes, minority interest and gain(loss) attributable to capital transactions of subsidiaries (3)	$(2,498)	(20.7)%	$(1,108)	—	$1,390	NM (4)

(1)	The percentage of revenue is calculated as a percentage of product revenue.

(2)	The percentage of revenue is calculated as a percentage of service revenue.

(3)	The amounts exclude approximately $0.9 million and $0.3 million of expense in 2005 and 2004, respectively, primarily associated with stock options granted by VeriChip to persons who are our employees but who are not also employees of VeriChip. These expenses were included in VeriChip’s separate financial statements filed as part of its registration statement on Form S-1.

(4)	NM = Not meaningful as the change is greater than 100%
Revenue - Our Healthcare segment’s revenue was approximately $12.0 million in 2005. Our Healthcare segment did not generate any revenue in 2004. The 2005 revenue was due to sales of wander prevention, infant protection and asset location and monitoring systems to nursing homes and hospitals. We acquired the wander prevention, infant protection and asset location and identification systems during the first half of 2005.
Gross Profit and Gross Profit Margin - Our Healthcare segment’s gross profit was approximately $7.1 million in 2005 and gross profit margins were 59.1%. Our Healthcare segment did not generate any gross profit in 2004. The gross profit in 2005 was due to the sales of wander prevention, infant protection and asset location and identification systems to nursing homes and hospitals.
Selling, General and Administrative Expense — Our Healthcare segment’s selling, general and administrative expense increased $7.1 million in 2005 compared to 2004. The increase was due to a $4.3 million increase in selling, general and administrative expense related to our VeriMed business and to the acquisition of our Canadian-based businesses during the first half of 2005. As a percentage of our Healthcare segment’s revenue, segment selling, general and administrative expense was 67.9% in the year ended December 31, 2005. Our healthcare segment did not generate any revenue in the year ended December 31, 2004. We received FDA clearance for use of our VeriMed system for patient identification and health information purposes in October 2004. Prior to that time, we had undertaken only a limited degree of sales and marketing efforts to create a market for our VeriMed system. Subsequent to receiving FDA clearance, in 2005, we increased our sales and marketing efforts for our VeriMed system, specifically through additions of sales and marketing employees and consultants, and other associated market development costs.

Research and Development - Our Healthcare segment’s research and development expense was approximately $1.3 million in 2005 and primarily related to salaries and other employee expenses. Our Healthcare segment did not incur any research and development expense in 2004.
Security and Industrial Segment
Year Ended December 31, 2006 Compared to the Year Ended December 31, 2005

		% Of		% Of	Change
	2006	Revenue	2005	Revenue	Increase (Decrease)
	(dollar amounts in thousands)
Revenue:
Product	$5,503	81.0%	$3,319	86.9%	$2,184	65.8%
Service	1,293	19.0	500	13.1	793	NM(4)

Total revenue	6,796	100.0	3,819	100.0	2,977	78.0

Gross Profit:
Product (1)	3,506	63.7	2,150	64.8	1,356	63.1
Service (2)	652	50.4	209	41.8	443	NM (4)

Total gross profit	4,158	61.2	2,359	61.8	1,799	76.3
Selling, general and Administrative expense (3)	3,624	53.3	2,873	75.2	751	26.1
Research and development	1,177	17.3	646	16.9	531	82.2
Interest and other income	8	0.1	14	0.4	(6)	(42.9)
Interest expense	(395)	(5.8)	(172)	(4.5)	223	NM (4)

Loss from continuing operations before taxes, minority interest and gain(loss) attributable to capital transactions of subsidiaries (3)	$(1,030)	(15.2)%	$(1,318)	(34.5)%	$(288)	(21.9)%

(1)	The percentage of revenue is calculated as a percentage of product revenue.

(2)	The percentage of revenue is calculated as a percentage of service revenue.

(3)	The amounts exclude approximately $0.5 million of expense in 2005 primarily associated with stock options granted by VeriChip to persons who are our employees but who are not also employees of VeriChip. These expenses were included in VeriChip’s separate financial statements filed as part of its registration statement on Form S-1.

(4)	NM = Not meaningful as the change is greater than 100%
Revenue - Our Security and Industrial segment’s revenue increased approximately $3.0 million in 2006 as compared to 2005. The increase reflects a full year of revenue from our Canadian-based businesses in 2006 compared to only a portion of the 2005 period. Segment sales consist principally of sales of our vibration monitoring instruments.
Gross Profit and Gross Profit Margin - Our Security and Industrial segment’s gross profit increased approximately $1.8 million in 2006 compared to 2005. The increase was attributable to sales of our vibration monitoring instruments as a result of our acquisition of Instantel on June 10, 2005. The gross margin percentage remained relatively constant at 61.2% in 2006 as compared to 61.8% in 2005. We expect VeriChip’s Security and Industrial segment’s gross profit margins to remain relatively constant in the future.

Selling, General and Administrative Expense — Our Security and Industrial segment’s selling, general and administrative expenses increased approximately $0.8 million in 2006 as compared to 2005. The increase is primarily a result of our acquisition of Instantel in June 2005. As a percentage of our Security and Industrial segment’s revenue, selling, general and administrative expense was 53.3% and 75.2% for the year ended December 31, 2006 and 2005, respectively. We attribute the decrease in selling, general, and administrative expense as a percentage of segment revenue primarily to the inclusion of the results of Instantel for the full year in 2006.
Research and Development - Our Security and Industrial segment’s research and development increased approximately $0.5 million in 2006 compared to 2005. The increase is a primarily due to the acquisition of Instantel on June 10, 2005. The period-over-period increase also reflected costs associated with the development efforts for our next generation vibration monitoring instruments.
Interest Expense - Our Security and Industrial segment’s interest expense increased $0.2 million in 2006 primarily as a result of borrowings under VeriChip’s loan agreement with us. This intercompany interest is eliminated in consolidation of our financial results.
Year Ended December 31, 2005 Compared to the Year Ended December 31, 2004

		% Of		% Of	Change
	2005	Revenue	2004	Revenue	Increase (Decrease)
	(dollar amounts in thousands)
Revenue:
Product	$3,319	86.9%	$247	100.0%	$3,072	NM (4)
Service	500	13.1	—	—	500	—

Total revenue	3,819	100.0	247	100.0	3,572	NM (4)

Gross Profit:
Product (1)	2,150	64.8	48	19.4	2,102	NM (4)
Service (2)	209	41.8	—	—	209	—

Total gross profit	2,359	61.8	48	19.4	2,311	NM (4)
Selling, general and administrative expense (3)	2,873	75.2	569	NM (4)	2,304	NM (4)
Research and development	646	16.9	—	—	646	—
Interest and other income	14	0.4	15	6.1	(1)	(6.7)%
Interest expense	(172)	(4.5)	(73)	(29.6)	99	NM(4)

Loss from continuing operations before taxes, minority interest and gain(loss) attributable to capital transactions of subsidiaries (3)	$(1,318)	(34.5)%	$(579)	NM (4)	$739	NM (4)

(1)	The percentage of revenue is calculated as a percentage of product revenue.

(2)	The percentage of revenue is calculated as a percentage of service revenue.

(3)	The amounts exclude approximately $0.5 million of expense in 2005, primarily associated with stock options granted by VeriChip to persons who are our employees but who are not also employees of VeriChip. These expenses were included in VeriChip’s separate financial statements filed as part of its registration statement on Form S-1.

(4)	NM = Not meaningful as the change is greater than 100%
Revenue - Our Security and Industrial segment’s revenue increased approximately $3.6 million in 2005 as compared to 2004. The increase is due to sales of tool location and vibration monitoring systems of approximately $3.8 million, partially offset by a decrease in sales of our VeriGuard product of approximately $0.2 million. We acquired the tool location and vibration monitoring systems during the first half of 2005. To date, we have not recorded significant revenues from sales of our VeriGuard systems.

Gross Profit and Gross Profit Margin - Our Security and Industrial segment’s gross profit increased approximately $2.3 million in 2005 compared to 2004. The gross margin percentage increased to 61.8% in 2005 as compared to 19.4% in 2004. The increase in gross profit and margin is attributable to sales of the aforementioned tool location and vibration monitoring systems.
Selling, General, and Administrative Expense - Our Security and Industrial segment’s selling, general and administrative expenses increased $2.3 million in 2005 compared to 2004, due primarily to the acquisitions of our Canadian-based businesses in the first half of 2005. As a percentage of the Security and Industrial segment’s revenue, selling, general, and administrative expense decreased to 75.2% in the year ended December 31, 2005 from 230.4% in the year ended December 31, 2004, due primarily to the increase in segment revenue in the 2005 period.
Research and Development - Our Security and Industrial segment’s research and development expense was approximately $0.6 million in 2005 and primarily related to salaries and other employee expenses. We did not incur any research and development expense in 2004.
Interest Expense - Our Security and Industrial segment’s interest expense increased $0.1 million in 2005 primarily as a result of borrowings under VeriChip’s loan agreement with us. This intercompany interest is eliminated in consolidation of our financial results.

Animal Applications Segment
Year Ended December 31, 2006 Compared to the Year Ended December 31, 2005

		% of		% of	Change
	2006	Revenue	2005	Revenue	Increase (Decrease)
	(dollar amounts in thousands)
Revenue:
Product	$37,002	97.2%	$33,966	94.4%	$3,036	8.9%
Service	700	1.8	1,309	3.6	(609)	(46.5)
Intercompany revenue — product	356	1.0	697	2.0	(341)	(48.9)

Total revenue	38,058	100.0	35,972	100.0	2,086	5.8

Gross Profit:
Product (1)	13,267	35.9	12,872	37.9	395	3.1
Service (2)	700	100.0	1,309	100.0	(609)	(46.5)
Intercompany gross profit - product (1)	216	0.6	430	61.7	(214)	(49.8)

Total gross profit	14,183	37.3	14,611	40.6	(428)	(2.9)
Selling, general and administrative expense	15,522	40.8	12,650	35.2	2,872	22.7
Research and development	2,668	7.0	2,951	8.2	(283)	(9.6)
Interest and other income	364	1.0	401	1.1	(37)	(9.2)
Interest expense	(405)	(1.1)	(337)	(0.9)	68	20.2

Loss from continuing operations before taxes, minority interest, and gain (loss) attributable to capital transactions of subsidiaries (3)	$(4,048)	(10.6)%	$(926)	(2.6)%	$3,122	NM(3)

(1)	The percentage of revenue is calculated as a percentage of product revenue.

(2)	The percentage of revenue is calculated as a percentage of service revenue.

(3)	NM = Not meaningful as the change is greater than 100%
Revenue - Our Animal Applications segment’s revenue increased approximately $2.1 million, or 5.8%, in 2006 as compared to 2005. The increase in revenue was principally due to an increase in electronic identification and visual product sales to livestock customers of approximately $1.8 million, an increase in microchip sales to companion animal customers of approximately $1.7 million, an increase in product sales to customers in South America of $0.5 million and an incremental $0.7 million in sales at DSD Holdings A/S, or DSD Holdings, which was acquired on February 28, 2005. These increases were offset by a decrease in microchip sales to fish and wildlife customers of approximately $2.3 million and a decrease in intercompany sales to VeriChip of $0.3 million.
Gross Profit and Gross Profit Margin - Our Animal Applications segment’s gross profit decreased approximately $0.4 million in 2006 compared to 2005. We attribute the decrease in gross profit to a decrease in the gross profit margin. The decrease in gross profit margin as a percentage of revenue from 40.6% in 2005 to 37.3% in 2006 is primarily due to increased material costs accompanied by additional freight and importation duties associated with providing inventory to South America from Denmark and the United States.

Selling, General and Administrative Expense - Our Animal Applications segment’s selling, general and administrative expense increased approximately $2.9 million in 2006 compared to 2005 and as a percentage of revenue increased to 40.8% from 35.2% in the same respective period. The increase in selling, general and administrative expense relates primarily to a charge of approximately $0.2 million in acquisition related expenses, approximately $1.2 million of compensation expense, approximately $0.3 million in recruiting and relocation expenses, approximately $0.6 million of expenses related to DSD Holdings, and increased selling, general, and administrative expenses in Digital Angel’s South American subsidiaries of approximately $0.6 million. The twelve month period ended December 31, 2006 includes a full twelve months of results for DSD Holdings versus the ten months of results in the period ended December 31, 2005.
Research and Development - Our Animal Applications segment’s research and development expense decreased approximately $0.3 million in 2006 as compared to 2005. In 2006, the research and development primarily consisted of new product development related to RFID microchips and associated scanners.
Interest Expense - Our Animal Applications segment’s interest expense increased approximately $0.1 million in 2006 compared to 2005 primarily due to capital leases entered into in the second half of 2006.
Year Ended December 31, 2005 Compared to the Year Ended December 31, 2004

		% of		% of	Change
	2005	Revenue	2004	Revenue	Increase (Decrease)
			(dollar amounts in thousands)
Revenue:
Product	$33,966	94.4%	$24,862	96.1%	$9,104	36.6%
Service	1,309	3.6	921	3.6	388	42.1
Intercompany revenue — product	697	2.0	88	0.3	609	NM (4)

Total revenue	35,972	100.0	25,871	100.0	10,101	39.0

Gross Profit:
Product (1)	12,872	37.9	9,190	37.0	3,682	40.1
Service (2)	1,309	100.0	921	100.0	388	42.1
Intercompany gross profit - product (1)	430	61.7	(3)	(3.4)	433	NM (4)

Total gross profit	14,611	40.6	10,108	39.1	4,503	44.5
Selling, general and administrative expense	12,650	35.2	8,682	33.6	3,968	45.7
Research and development	2,951	8.2	2,222	8.6	729	32.8
Interest and other income	401	1.1	112	0.4	289	NM (4)
Interest expense	(337)	(0.9)	(1,168)	(4.5)	(831)	(71.1)

Loss from continuing operations before taxes, minority interest, and gain (loss) attributable to capital transactions of subsidiaries (3)	$(926)	(2.6)%	$(1,852)	(7.2)%	$(926)	(50.0)%

(1)	The percentage of revenue is calculated as a percentage of product revenue.

(2)	The percentage of revenue is calculated as a percentage of service revenue.

(3)	The amount for 2004 excludes $1.2 million of realized loss associated with the sale of our common stock, which was issued to Digital Angel under the terms of a share exchange agreement. The realized loss has been reflected as additional expense in the separate financial statements of Digital Angel included in its Form 10-K for the year ended December 31, 2005.

(4)	NM = Not meaningful as the change is greater than 100%
Revenue - Our Animal Applications segment’s revenue increased approximately $10.1 million in 2005 as compared to 2004. The increase in revenue was principally due to an increase in electronic identification and visual product sales to livestock customers of approximately $2.6 million, an increase in microchip sales to companion animal customers of approximately $1.5 million, an increase in microchip sales to fish and wildlife customers of approximately $1.3 million, an increase in intercompany sales to VeriChip of approximately $0.6 million and the inclusion of approximately $3.8 million of revenue from DSD Holdings A/S. DSD Holdings was acquired on February 28, 2005.

Gross Profit and Gross Profit Margin - Our Animal Applications segment’s gross profit increased approximately $4.5 million in 2005 as compared to 2004. The increase in gross profit relates primarily to increased sales. Gross profit margin increased to 40.6% in 2005 from 39.1% in 2004 primarily due to decreased material costs in 2005, partially offset by lower margins on sales by DSD Holdings.
Selling, General and Administrative Expense - Our Animal Applications segment’s selling, general and administrative expense increased approximately $4.0 million in 2005 compared to 2004 and as a percentage of revenue increased to 35.2% from 33.6% in the same respective period. The increase in selling, general and administrative expense relates primarily to a charge of approximately $1.2 million in legal expenses related to the maintenance and protection of Digital Angel’s intellectual property, approximately $1.1 million of compensation expense and approximately $1.2 million of expense related to DSD Holdings.
Research and Development - Our Animal Applications segment’s research and development expense increased approximately $0.7 million in 2005 as compared to 2004. The increase relates primarily to the development of a new large-scale RFID antenna detection system for a fish and wildlife customer.
Interest and Other Income - Our Animal Applications segment’s increase in interest and other income was primarily associated with an increase in short-term investments.
Interest Expense - Our Animal Applications segment’s decrease in interest expense of approximately $0.8 million in 2005 compared to 2004 was primarily associated with discount amortization and deferred debt cost amortization associated with debt that was fully converted into Digital Angel’s common stock during 2004.

GPS and Radio Communications Segment
Year Ended December 31, 2006 Compared to the Year Ended December 31, 2005

		% of		% of	Change
	2006	Revenue	2005	Revenue	Increase (Decrease)
	(dollar amounts in thousands)
Revenue:
Product	$16,351	100.0%	$18,578	100.0%	$(2,227)	(12.0)%
Service	—	—	—	—	—	—

Total revenue	16,351	100.0	18,578	100.0	(2,227)	(12.0)

Gross Profit:
Product (1)	8,307	50.8	10,009	53.9	(1,702)	(17.0)
Service (2)	—	—	—	—	—	—

Total gross profit	8,307	50.8	10,009	53.9	(1,702)	(17.0)
Selling, general and administrative expense	8,707	53.3	8,568	46.1	139	1.6
Research and development	774	4.7	392	2.1	382	97.4
Interest and other income	4	—	10	0.1	(6)	(60.0)
Interest expense	(60)	(0.4)	(27)	(0.1)	33	NM (3)

(Loss) income from continuing operations before taxes, minority interest, and gain (loss) attributable to capital transactions of subsidiaries (3)	$(1,230)	(7.5)%	$1,032	5.6%	$(2,262)	NM (3)

(1)	The percentage of revenue is calculated as a percentage of product revenue.

(2)	The percentage of revenue is calculated as a percentage of service revenue.

(3)	NM = Not meaningful as the change is greater than 100%
Revenue - Our GPS and Radio Communications segment’s revenue decreased approximately $2.2 million in 2006 compared to 2005. The decrease primarily relates to reduced revenue at Signature of approximately $2.2 million. The decrease in sales at Signature relates to a decrease in sales of Signature’s SARBE products of approximately $3.0 million, partially offset by an increase in sales at Signature’s Radio Hire division of approximately $0.8 million. We attribute $2.2 million of the decrease in SARBE product sales to the completion of the Indian government contract in May 2005 and $0.8 million of the SARBE product sales decrease to other SARBE product customers, including the UK Ministry of Defense.
Gross Profit and Gross Profit Margin - Our GPS and Radio Communications segment’s gross profit decreased approximately $1.7 million in 2006 as compared to 2005. Gross profit margin decreased to 50.8% in 2006 from 53.9% in 2005. The decrease in gross profit margin relates to decreased sales and the decrease in gross profit margin as a percentage of revenue relates primarily to higher margins on G2R SARBE locator beacons shipped under the contract with the government of India in the first six months of 2005. Signature completed shipments under the contract with the government of India in May 2005.
Selling, General and Administrative Expense - Our GPS and Radio Communications segment’s selling, general and administrative expense increased approximately $0.1 million in 2006 as compared to 2005 primarily due to increased selling, general, and administrative expense at Signature. The increase in selling, general, and administrative expense as a percentage of sales resulted primarily from the decrease in sales in the current period.

Research and Development - Our GPS and Radio Communication segment’s research and development expense increased approximately $0.4 million in 2006 compared to 2005. The increase relates primarily to the development of the 406.6 MHz product family at Signature.
Year Ended December 31, 2005 Compared to the Year Ended December 31, 2004

		% of		% of	Change
	2005	Revenue	2004	Revenue	Increase (Decrease)
	(dollar amounts in thousands)
Revenue:
Product	$18,578	100.0%	$18,678	100.0%	$(100)	(0.5)%
Service	—	—	—	—	—	—

Total revenue	18,578	100.0	18,678	100.0	(100)	(0.5)

Gross Profit:
Product (1)	10,009	53.9	9,569	51.2	440	4.6
Service (2)	—	—	—	—	—	—

Total gross profit	10,009	53.9	9,569	51.2	440	4.6
Selling, general and administrative expense	8,568	46.1	8,031	43.0	537	6.7
Research and development	392	2.1	(190)	(1.0)	582	NM(3)
Interest and other income	10	0.1	32	0.2	(22)	(68.8)
Interest expense	(27)	(0.1)	(174)	(0.9)	(147)	(84.5)

Income from continuing operations before taxes, minority interest, and gain (loss) attributable to capital transactions of subsidiaries	$1,032	5.6%	$1,586	8.5%	$(554)	(34.9)

(1)	The percentage of revenue is calculated as a percentage of product revenue.

(2)	The percentage of revenue is calculated as a percentage of service revenue.

(3)	NM = Not meaningful as the change is greater than 100%
Revenue - Our GPS and Radio Communications segment’s revenue decreased approximately $0.1 million in 2005 compared to 2004. The decrease primarily relates to a decrease in sales at Signature of approximately $0.1 million. Sales of Signature’s radio products increased approximately $1.1 million in 2004, however sales of Signature’s G2R beacon decreased approximately $1.2 million primarily due to the completion of the SARBE G2R contract with the Indian Air Force in May 2005.
Gross Profit and Gross Profit Margin - Our GPS and Radio Communications segment’s gross profit increased approximately $0.4 million in 2005 as compared to 2004. Gross profit margin increased to 53.9% in 2005 from 51.2% in 2004. The increase in gross margin relates to increased margins at Signature.
Selling, General and Administrative Expense - Our GPS and Radio Communications segment’s selling, general and administrative expense increased approximately $0.5 million in 2005 as compared to 2004 primarily due to increased compensation and sales and marketing expenses at Signature. As a percentage of revenue, selling, general and administrative expenses increased to 46.1% in 2005 from 43.0% in 2004, primarily due to decreased revenue related to Signature.
Research and Development - Our GPS and Radio Communication segment’s research and development expense increased approximately $0.6 million in 2005 compared to 2004. The increase related to research and development expenses for the continued development of our next generation of communication system hardware and continuing product development programs.

Advanced Technology Segment
Year Ended December 31, 2006 Compared to the Year Ended December 31, 2005

		% Of		% Of	Change
	2006	Revenue	2005	Revenue	Increase (Decrease)
	(dollar amounts in thousands)
Revenue:
Product	$10,546	44.6%	$14,617	58.2%	$(4,072)	(27.9)%
Service	13,116	55.4	10,484	41.8	2,632	25.1

Total revenue	23,662	100.0	25,101	100.0	(1,440)	(5.7)

Gross Profit:
Product (1)	1,484	14.1	2,043	14.0	(559)	(27.4)
Service (2)	7,912	60.3	5,323	50.8	2,589	48.6

Total gross profit	9,396	39.7	7,366	29.3	2,030	27.6
Selling, general and Administrative expense	7,069	29.9	7,461	29.7	(392)	(5.3)
Research and development	344	1.5	378	1.5	(34)	(9.0)
Goodwill and asset impairment	6,629	28.0	—	—	6,629	—
Interest and other income	695	2.9	833	3.3	(138)	(16.6)
Interest expense	(138)	(0.6)	(63)	(0.3)	75	NM

(Loss) income from continuing operations before taxes, minority interest and gain (loss) attributable to capital transactions of subsidiaries	$(4,089)	(17.3)%	$297	1.1%	$(4,386)	NM %

(1)	The percentage of revenue is calculated as a percentage of product revenue.

(2)	The percentage of revenue is calculated as a percentage of service revenue.

(3)	NM = Not meaningful as the change is greater than 100%
Revenue - Our Advanced Technology segment’s revenue decreased approximately $1.4 million in 2006 compared to 2005. Sales of our voice, data and video telecommunications networks decreased approximately $2.4 million and sales of our call center software decreased approximately $2.8 million. Partially offsetting these decreases was an increase in PDSC’s sales of our customer relationship management software and services of approximately $3.7 million.
Effective May 1, 2006, PDSC entered into two Statements of Work, or SOWs, with IBM for customer relationship management software license fees and services. Per the terms of the SOWs, IBM has agreed to license from PDSC its Flagship Service and all of the PDSC services modules currently installed by IBM for an initial payment of $2.5 million, and a web-based call center application for an additional $2.5 million to be paid in three payments upon the delivery by PDSC and acceptance by IBM of the call center application releases. PDSC received the initial payment of $2.5 million in July 2006 and an additional payment of $0.8 million in September 2006. PDSC anticipates delivering the remaining call center application releases over the next six to 24 months. PDSC is recognizing the license fee payments as revenue over a 30-month period, which is the estimated life of the project. In addition, PDSC is supplying IBM with maintenance and support for the system and application, which is being paid by IBM based upon a monthly personnel charge for the services provided. It is anticipated that these services will be required for an additional 18 to 24 months.

We are in the process of negotiating a settlement with the USPS relating to claims associated with our USPS MPI contract. This contract and claim is more fully discussed in the comparison of our Advanced Technology segment’s operating results for the year ended December 31, 2005 as compared to the year ended December 31, 2004 presented below.
Gross Profit and Gross Profit Margin - Our Advanced Technology segment’s gross profit increased approximately $2.0 million in 2006 compared to 2005. The gross profit margin increased to 39.7% in 2006 compared to 29.3% in 2005. The increase in the gross profit and margin was due to the increased sales to IBM of our customer relationship management software.
Selling, General and Administrative Expense — Our Advanced Technology segment’s selling, general and administrative expenses decreased $0.4 million in 2006 compared to 2005, primarily as a result of lower selling and related expenses associated with our voice, data and video telecommunications and call center software businesses.
Goodwill and Asset Impairment - During the fourth quarter of 2006, based upon our annual review for impairment, we determined that approximately $6.6 million of goodwill at our subsidiary GTI was impaired.
Interest and Other Income - Our Advanced Technology segment’s interest and other income decreased $0.1 million in 2006 compared to 2005. During 2005, we realized approximately $0.5 million of legal settlement income as a result of the settlement of a claim during 2005. During 2006, we realized additional intercompany interest income, which partially offset the reduction in interest and other income associated with the legal settlement income. All intercompany interest income is eliminated in consolidation of our financial results.

Year Ended December 31, 2005 Compared to the Year Ended December 31, 2004

		% Of		% Of	Change
	2005	Revenue	2004	Revenue	Increase (Decrease)
	(dollar amounts in thousands)
Revenue:
Product	$14,617	58.2%	$37,476	78.8%	$(22,859)	(61.0)%
Service	10,484	41.8	10,061	21.2	423	4.2

Total revenue	25,101	100.0	47,537	100.0	(22,436)	(47.2)

Gross Profit:
Product (1)	2,043	14.0	3,449	9.2	(1,406)	(40.8)
Service (2)	5,323	50.8	5,975	59.4	(652)	(10.9)

Total gross profit	7,366	29.3	9,424	19.8	(2,058)	(21.8)
Selling, general and administrative expense	7,461	29.7	8,514	17.9	(1,053)	(12.4)
Research and development	378	1.5	356	0.7	22	6.2
Interest and other income	833	3.3	138	0.3	695	NM (3)
Interest expense	(63)	(0.3)	(23)	0.0	40	NM (3)

Loss from continuing operations before taxes, minority interest and gain (loss) attributable to capital transactions of subsidiaries	$297	1.1%	$669	1.4%	$(372)	(55.6)%

(1)	The percentage of revenue is calculated as a percentage of product revenue.

(2)	The percentage of revenue is calculated as a percentage of service revenue.

(3)	NM = Not meaningful as the change is greater than 100%
Revenue - Our Advanced Technology segment’s sales of voice, data and video telecommunications networks accounted for 68.4% of this segment’s revenue in 2005, as compared to 87.4% in 2004. Voice, data and video telecommunications networks revenue decreased in 2005 primarily as a result of the termination of the U.S. Postal Service (USPS) MPI contract, which was terminated for convenience in January 2005. Revenue from the USPS MPI contract was approximately $0.4 million and $21.5 million in 2005 and 2004, respectively. We are entitled to be paid for the portion of the work performed prior to the notice of termination, plus reasonable charges that resulted from the termination and for equitable adjustments under the contract. We completed our negotiations with the USPS for payment of certain of these amounts during 2006. We are continuing to negotiate the payment of additional amounts due, which we expect to collect in the first half of 2007. Partially offsetting the decrease in voice, data and video telecommunications networks revenue in 2005 was additional revenue from sales of our call center software of approximately $1.8 million.
Gross Profit and Gross Profit Margin - Our Advanced Technology segment’s gross profit decreased approximately $2.1 million in 2005 compared to 2004. Sales of voice, data and video telecommunications networks generated gross profit of approximately $4.3 million in 2005, representing 58.2% of the gross profit generated by our Advanced Technology segment in 2005, as compared to $6.2 million, or 65.9% of the segment’s gross profit in 2004. The decrease resulted primarily from the decrease in revenue. The gross profit margin for our voice, data and video telecommunications networks business was 25.0% in 2005, as compared to 14.9% in 2004. The increase in the gross profit margin primarily reflected the elimination of the lower margins associated with the terminated USPS MPI contract.
Selling, General and Administrative Expense — Our Advanced Technology segment’s selling, general and administrative expenses decreased by approximately $1.0 million in 2005 compared to 2004, primarily as a result of the decrease in expenses related to our voice, data and video telecommunications network business.

Interest and Other Income - Our Advanced Technology segment’s interest and other income increased by approximately $0.7 million in 2005 as compared to 2004. Included in 2005 is approximately $0.5 million of legal settlement income as a result of the settlement of a claim during the year.
“Corporate/Eliminations”
Year Ended December 31, 2006 Compared to the Year Ended December 31, 2005

			Change
	2006	2005	Increase (Decrease)
	(dollar amounts in thousands)
Revenue:
Elimination of intercompany product revenue	$(356)	$(697)	$(341)	(48.9)

Total	(356)	(697)	(341)	(48.9)

Gross Profit:
Elimination of intercompany product gross profit	(216)	(430)	(214)	(49.8)

Total	(216)	(430)	(214)	(49.8)
Selling, general and administrative expense	9,112	6,091	3,021	49.6
Research and development	—	191	(191)	(100.0)
Interest and other income	227	1,357	(1,130)	(83.3)
Interest (expense) recovery	(1,749)	2,705	4,454	NM (1)

Loss from continuing operations before taxes, minority interest and gain (loss) attributable to capital transactions of subsidiaries	$(10,850)	$(2,650)	$8,200	NM (1)

(1)	NM = Not meaningful as the change is greater than 100%
Selling, General and Administrative Expense - Our “Corporate/Eliminations” selling, general and administrative expense increased approximately $3.0 million in 2006 as compared to 2005. Approximately $3.3 million of the increase was related to an incentive agreement between us and our former chief executive officer. The incentive agreement was entered into to (i) induce our former CEO, Scott R. Silverman, to assume the chief executive position at VeriChip, (ii) to allow us the option (with any necessary approvals) to issue certain incentive payments to him in shares of stock as opposed to cash, and (iii) to induce Mr. Silverman to terminate his employment with us. Also contributing to the increase was an increase in bonus payments of approximately $1.0 million during 2006 as compared to 2005. These increases were partially offset by a decrease in legal and other professional fees during 2006.
Research and Development — In mid-2004, we made a decision to downsize our Corporate Research Group. Effective March 31, 2005, we closed our Corporate Research Group. The majority of our research and development is now handled through our segments.
Interest and Other Income - Our Corporate/Eliminations’ interest and other income decreased approximately $1.1 million in 2006 compared to 2005. Interest income is a function of our short-term investments and interest earned on notes receivable. Also, included in interest and other income during 2005 was approximately $0.7 million attributable to the reversal of certain liabilities of a business unit that we had closed during 2001.
Interest Expense - Our Corporate/Eliminations’ interest expense is a function of the level of our outstanding debt. Corporate/Eliminations’ interest expense has increased in 2006 compared to 2005 as a result of borrowing from our lenders, SSIF and Laurus. In addition, our interest expense varies as a result of the warrants that we issued to the purchasers of our debentures (the debentures were fully converted as of December 31, 2003.) The liability for the warrants, to the extent potentially settleable in shares of the Digital Angel common stock owned by us, is required to be revalued at each reporting period with any resulting increase/(decrease) being charged/(credited) to operations as an increase/recovery in interest expense. During 2005 we recorded interest recovery of $3.2 million as a result of such revaluations.
Year Ended December 31, 2005 Compared to the Year Ended December 31, 2004

			Change
	2005	2004	Increase (Decrease)
	(dollar amounts in thousands)
Revenue:
Elimination of intercompany product revenue	$(697)	$(88)	$609	NM (1)

Total	(697)	(88)	609	NM (1)

Gross Profit:
Elimination of intercompany product gross profit	(430)	3	433	NM (1)

Total	(430)	3	433	NM (1)
Selling, general and administrative expense	6,091	6,130	(39)	(0.6)
Research and development	191	680	(489)	(71.9)
Interest and other income	1,357	1,595	(238)	(14.9)
Interest (expense) recovery	2,705	(1,228)	(3,933)	NM (1)

(Loss) income from continuing operations before taxes, minority interest and gain (loss) attributable to capital transactions of subsidiaries	$(2,650)	$(6,440)	$(3,790)	(58.9)%

(1)	NM = Not meaningful as the change is greater than 100%
Research and Development — Our Corporate/ Eliminations’ research and development expense decreased $0.5 million in 2005 as compared to 2004. In mid-2004, we made a decision to downsize our Corporate Research Group. Effective March 31, 2005, we closed our Corporate Research Group. The majority of our research and development is now handled through our segments.
Interest and Other Income - Our Corporate/ Eliminations’ interest and other income increased approximately $0.2 million in 2005 as compared 2004. Interest income is a function of our short-term investments and interest earned on notes receivable. Included in interest and other income during 2005 was approximately $0.7 million attributable to the reversal of certain liabilities of a business unit that we had closed during 2001. Included in interest and other income in 2004 was other income of approximately $0.8 million related to the exchange of approximately 0.2 million warrants, which are at the warrant holders’ option settleable into shares of our common stock or exchangeable into shares of the Digital Angel common stock that we own. The warrant holders’ exchanged a portion of these warrants into 0.2 million shares of the Digital Angel common stock that we owned during the fourth quarter of 2004.
Interest Expense - Our Corporate/ Eliminations’ interest expense is a function of the level of our outstanding debt. We incurred approximately $1.0 million of interest expense in 2005 associated with the issuance of our Senior Unsecured Convertible Notes in the face amount of $5.35 million to Satellite Strategic Finance Partners, Ltd. (“SSFP”) and SSFA in June 2005 as consideration for the purchase of Instantel. In addition, our interest expense varies as a result of warrants that we issued to the purchasers of our debentures (the debentures were fully converted as of December 31, 2003.) The liability for the warrants, to the extent potentially settleable in shares of the Digital Angel common stock owned by us, is required to be revalued at each reporting period with any resulting increase/(decrease) being charged/(credited) to operations as an increase/recovery in interest expense.

During 2005 and 2004, we recorded interest recovery (expense) of $3.3 million and $(1.4) million, respectively, as a result of such revaluations.
Income Taxes
We had effective (provision) benefit for income tax rates of (0.2)%, 7.2% and (0.8)% for the years ended December 31, 2006, 2005 and 2004, respectively. Differences in the effective income tax rates from the statutory federal income tax rate arise from state taxes net of federal benefits, the increase or reduction of valuation allowances related to net operating loss carry forwards and other deferred tax assets. As of December 31, 2006, we have provided a valuation allowance to fully reserve our U.S. net operating losses carried forward and our other U.S. existing net deferred tax assets, primarily as a result of our recent losses. Our tax provision for 2006 was primarily related to state income taxes. Our tax benefit for 2005 was primarily the result of the reversal of accruals associated with previous potential tax liabilities.
Net Gain/Loss on Capital Transactions of Subsidiaries and Gain/Loss Attributable to Changes in Minority Interest as a Result of Capital Transactions of Subsidiaries
Gains where realized and losses on issuances of shares of stock by our majority-owned subsidiaries, VeriChip, Digital Angel, and InfoTech, are reflected in the consolidated statement of operations. We determined that such recognition of gains and losses on certain issuances of shares of stock by Digital Angel, InfoTech, and VeriChip was appropriate since we do not plan to reacquire the shares issued and the value of the proceeds could be objectively determined.
During 2006, we recorded a loss of approximately $2.0 million from the issuance of 0.5 million shares of VeriChip common stock and a gain of $0.3 million on the issuance of 0.4 million shares of Digital Angel’s common stock. The approximately $2.0 million loss associated with VeriChip’s stock resulted from the issuance of 0.5 million shares of VeriChip’s restricted stock to our former CEO. During 2005 and 2004, we recorded a gain of $0.4 and $11.1 million on the issuance of 0.2 million and 14.4 million shares, respectively, of Digital Angel’s common stock. Also, during 2004, Digital Angel issued 0.2 million shares of its common stock, which we acquired under the terms of a letter agreement among us, Digital Angel and Laurus, Digital Angel’s previous lender. We did not record a gain on the issuance of the shares under the letter agreement, as we intended to acquire such shares upon issuance. VeriChip did not issue any common stock to third parties during 2005 and 2004. The net gains resulted from the difference between the carrying amount of our pro-rata share of our investment in VeriChip and Digital Angel and the net proceeds from the issuances of the stock.
In addition, Digital Angel issued 0.3 million and 0.6 million shares during 2006 and 2005, respectively, under the terms of two share exchange agreements entered into in connection with its acquisition of DSD, which did not result in a gain or loss on issuance.
We recorded a gain (loss) of $0.4 million and $0.1 million during 2006 attributable to changes in the minority interest ownership as a result of the capital transactions of VeriChip and Digital Angel, respectively. We recorded a gain (loss) of $0.6 million and $(20.2) million in 2005 and 2004, respectively, attributable to changes in the minority interest ownership as a result of the capital transactions of Digital Angel, including the purchase of 0.3 million shares of treasury stock by Digital Angel during 2005.

LIQUIDITY AND CAPITAL RESOURCES FROM CONTINUING OPERATIONS
As of December 31, 2006, cash and cash equivalents totaled $7.3 million, a decrease of $14.8 million, or 66.8%, from $22.1 million at December 31, 2005.
Net cash used in operating activities totaled $7.7 million, $11.5 million and $13.5 million in 2006, 2005 and 2004, respectively. In each year, cash was used primarily to fund operating losses. Since we do not currently own 100% of VeriChip and Digital Angel access to their funds is limited.
Adjustments to reconcile operating losses to net cash used in operating activities included the following:
•	Accounts and unbilled receivables, net of allowance for doubtful accounts, decreased $3.2 million, 14.8%, to $18.4 million at December 31, 2006, from $21.6 million at December 31, 2005. The decrease was primarily due to the decrease in sales in the three-months ended December 31, 2006 compared to the three-months ended December 31, 2005. As a percentage of 2006 and 2005 revenue, accounts and unbilled receivables were 17.5% and 22.8%, respectively.

•	Inventories increased to $13.7 million at December 31, 2006, compared to $12.0 million at December 31, 2005. Approximately $2.9 million of the increase was due to an increase in inventories at Digital Angel and VeriChip, offset by a decrease of $0.8 million at GTI.

•	Accounts payable increased $5.4 million, or 45.0%, to $17.4 million at December 31, 2006, from $12.0 million at December 31, 2005. The increase was primarily a result of the timing of billings for purchases.

•	Accrued expenses decreased $2.8 million, or 13.9%, to $17.3 million at December 31, 2006, from $20.1 million at December 31, 2005. The decrease is primarily the result of the timing of billings for purchases included in 2006 in accounts payable. The decrease was partially offset by an increase associated with a $3.3 million accrued payment due to our former CEO.
Investing activities used cash of $6.5 million, $23.0 million and $4.4 million in 2006, 2005 and 2004, respectively. In 2006, we used approximately $3.9 million to acquire property and equipment, and approximately $3.1 million for business acquisitions. These uses were partially offset by $0.8 million that we realized on the sale of property and equipment. In 2005, cash of $22.1 million was used to purchase Instantel and $1.9 million was used to purchase property and equipment. In 2004, cash of $5.9 million was used to purchase shares of Digital Angel’s common stock, $1.3 million was used to purchase property and equipment, and $0.8 million was used to acquire other assets. Partially offsetting these uses of cash in 2004 was $1.3 million from collection of notes receivable, $0.6 million from the sale of Digital Angel’s common stock, and $1.4 million from the sale of assets related to our discontinued operations.
Financing activities (used) provided cash of $(0.6) million, $26.3 million, and $38.8 million in 2006, 2005 and 2004, respectively. In 2006, our significant sources of cash were $13.8 million from long-term debt, and $1.7 million from notes payable. Our significant uses were $12.9 million in payments on long-term debt and $2.9 million to fund VeriChip’s offering costs. In 2005, our significant sources of cash were proceeds from the issuance of notes and preferred stock of $17.4 million, proceeds from long-term debt of $11.8 million and proceeds from the issuance of common shares and warrants of $6.1 million. Partially offsetting these sources of cash was $5.4 million used to repay long term debt. In 2004, our significant sources of cash were $23.5 million provided by the issuances of common stock by Digital Angel, and $17.8 million provided by the issuances of our common stock. Partially offsetting these sources of cash was $0.7 million used to fund discontinued operations, cash of $1.3 million used to repay debt, and cash of $0.4 million used for stock issuance costs.

Financial Condition
Financing Agreements and Debt Obligations
Preferred Stock, Senior Unsecured Convertible Notes and Warrants
In connection with the acquisition of Instantel in 2005, we entered into a financing agreement with SSFP and SSFA whereby we issued our Series D convertible preferred stock, Series E warrants and senior unsecured convertible notes. The Series E warrants to acquire 739,516 and 436,559 shares of our common stock were issued to SSFP and SSFA, respectively. The Series E warrants are exercisable at any time at exercise prices ranging from $3.70 to $4.04 per share until they expire on September 10, 2010. These warrants are more fully described in Note 12 to our consolidated financial statements. VeriChip also issued SSFP and SSFA warrants to acquire 33,333 shares of its common stock at an exercise price of $36.00 per share. The total consideration for the preferred stock, the Series E warrants and the VeriChip warrants was $12.5 million in cash. The notes were issued in the principal outstanding amount of $5.0 million, which was equal to 93.45% of the face amount of $5.4 million. We used these net proceeds of approximately $17.4 million from the financing agreement, together with approximately $4.7 million of internal cash on hand, to fund the acquisition of Instantel. The preferred stock was fully converted during the third quarter of 2005. The notes were repaid in December 2005 as discussed below.
$12 Million Non-Convertible Note
On December 28, 2005, we issued a $12 million non-convertible note to Satellite Strategic Income Fund, LLC, or SSIF, pursuant to the terms of a note purchase agreement. The note accrued interest at 12% per annum for the first nine-months and then increased by 1% per month thereafter until its maturity date on June 28, 2007. We used a portion of the net proceeds of approximately $11.8 million from the note to repay approximately $5.35 million of our existing debt to SSFP and SSFA, both of which are affiliates of SSIF. We fully repaid this note on August 24, 2006 with the proceeds from our $13.5 million non-convertible note as discussed below.
$13.5 Million Non-Convertible Note
On August 24, 2006, we closed a $13.5 million non-convertible debt financing transaction with Laurus pursuant to the terms of the Securities Purchase Agreement dated August 24, 2006 (the “Agreement”), between us and Laurus. Under the terms of the Agreement, Laurus extended financing to us in the form of a $13.5 million secured term note (the “Note”). The Note accrues interest at a rate of 12% per annum, payable monthly, and has a maturity date of August 24, 2009. We obligated to make monthly principal payments ranging from $200,000 to $300,000 beginning on April 1, 2007. The terms of the Note allow for optional redemption by paying 102% of the principal amount. The Note also provides for certain events of default, including (i) failure to pay principal and interest when due; (ii) a violation of a covenant; (iii) any material misrepresentation made in the Note or a related agreement; (iv) bankruptcy or insolvency; and (v) a change of control as defined in the Note, among others. The covenants in the Agreement include, among others, (i) the maintenance of listing or quotation of our common stock on a principal market; (ii) monthly, quarterly and annual financial reporting requirements; (iii) maintenance of adequate insurance; and (iv) approvals for certain events such as declaring dividends, creating new indebtedness not specifically allowed under the terms of the agreement, among others. In the event of default, Laurus is entitled to additional interest on the outstanding principal balance of the Note and on all outstanding obligations under the Note and the related agreements entered into in conjunction with the Note in an amount equal to 1% per month.
To secure our obligations under the Agreement, we have granted Laurus a first priority security interest in substantially all of our assets, and we have pledged all of the issued and outstanding capital stock owned by us in InfoTech and certain of our other wholly-owned subsidiaries and 65% and approximately 93% of the outstanding stock of VeriChip and Digital Angel that we own, respectively.
We used the proceeds of the Note to repay all of the outstanding obligations under the $12 million non-convertible note to SSIF that we issued on December 28, 2005. Under the terms of the senior secured note, to prepay the loan, we paid an amount equal to approximately $12.7 million, which is the sum of (a) 104% of the principal being redeemed plus (b) all accrued and unpaid interest thereon.

In connection with the financing, we also issued Laurus a warrant for the purchase of 1.7 million shares of our common stock at an exercise price of $1.88 per share. The warrant is exercisable beginning on August 24, 2006 and expires on August 24, 2013. Laurus has agreed to a 12 month lock-up with respect to the sale of the shares of common stock underlying the warrant. The warrant is more fully described in Note 12 to our consolidated financial statements.
Share Exchange Agreements
On February 25, 2005, we entered into a stock purchase agreement with Digital Angel. Pursuant to the agreement, Digital Angel issued 644,140 shares of its common stock to us in exchange for 684,543 shares of our common stock. The purpose of the stock exchange was to use the shares as partial consideration for Digital Angel’s acquisition of DSD Holdings. The exchange ratio of shares was based upon the average of the volume-weighted-average price of our common stock and Digital Angel’s common stock for the ten trading days immediately preceding and not including the transaction closing date which was $5.434 for Digital Angel’s common stock and $5.113 for our common stock. The value of the stock exchanged was $3.5 million.
On August 14, 2003, we entered into a share exchange agreement with Digital Angel under which, on March 1, 2004, we issued to Digital Angel 1.98 million shares of our common stock in exchange for 3.0 million shares of Digital Angel’s common stock, and a warrant to purchase up to 1.0 million shares of Digital Angel’s common stock. The purchase price of the 3.0 million shares of Digital Angel’s common stock was $2.64 per share. The warrant was exercisable for five years beginning February 1, 2004, at a price per share of $3.74 payable in cash or shares of our common stock. As of December 31, 2004, Digital Angel had sold all of the 1.98 million shares of our common stock for net proceeds of approximately $6.7 million. In December 2004, we exercised the warrant for 1.0 million shares of Digital Angel’s common stock. Net proceeds to Digital Angel upon our exercise of the warrant were $3.74 million.
Royal Bank of Canada Credit Agreement
VeriChip’s subsidiary, VeriChip Holdings, Inc., or VHI, has entered into a credit facility dated March 15, 2006 with the Royal Bank of Canada, or RBC, providing for up to CDN$1.5 million, or approximately $1.3 million based on the exchange rate as of December 31, 2006, of revolving credit loans, provided that outstanding borrowings under the facility may not exceed at any time an amount determined by reference to eligible accounts receivable plus eligible inventory, in each case as defined in the agreement, of VHI. At December 31, 2006, approximately $0.8 million was outstanding under the facility. The facility is not a committed facility as it provides that loans are made available to VHI at the sole discretion of RBC and that RBC may cancel or restrict the availability or any unutilized portion thereof at any time or from time to time. Borrowings may be made in either Canadian or U.S. dollars, and bear interest at a floating rate per annum equal to the Canadian or U.S. dollar prime rate, as applicable, announced by RBC from time to time, plus in each case 1%. The facility also provides for letters of credit and letters of guarantee denominated in Canadian dollars. Borrowings, letters of credit and letters of guarantee under the facility are secured by all of the assets of VHI and its subsidiary, and is guaranteed by VHI’s subsidiary in the amount of CDN$2.0 million. The loan agreements contain customary representations and warranties and events of default for loan arrangements of this type. In addition, the loan agreements contain customary covenants restricting VHI’s ability to, among other things, merge or enter into business combinations, create liens, or sell or otherwise transfer assets.
Intercompany Loan Agreement with VeriChip
VeriChip has financed a significant portion of its operations and investing activities primarily through funds provided by us. On December 27, 2005, we and VeriChip entered into a loan agreement, a revolving line of credit note and a security agreement to memorialize the terms of existing advances to VeriChip and provide the terms under which we would lend additional funds to VeriChip. Through October 5, 2006, our loan to VeriChip bore interest at the prevailing prime rate of interest as published by The Wall Street Journal. On October 6, 2006, we entered into an amendment to the loan agreement which increased the principal amount available thereunder to $13.0 million and VeriChip borrowed an additional $2.0 million under the agreement to make the second purchase price payment with respect to its acquisition of Instantel. In connection with that amendment, the interest rate was also changed to a fixed rate of 12% per annum. That amendment further provided that the loan matured on July 1, 2008, but could be extended at our sole option through December 27, 2010.

On January 19, 2007, February 8, 2007, and again on February 13, 2007, we entered into further amendments to the loan documents, which increased the maximum principal amount of indebtedness that VeriChip may incur to $14.5 million. A portion of this increase was used to cover approximately $0.7 million of intercompany advances made to VeriChip by us during the first week of January 2007. On February 9, 2007, the effective date of VeriChip’s initial public offering, the loan ceased to be a revolving line of credit, and VeriChip has no ability to incur additional indebtedness under the loan documents. The interest continues to accrue on the outstanding indebtedness at a rate of 12% per annum. Under the terms of the loan agreement, as amended, VeriChip was required to repay us $3.5 million of principal and accrued interest upon the consummation of their initial offering. Accordingly, VeriChip paid us $3.5 million on February 14, 2007. VeriChip is not obligated to repay an additional amount of the indebtedness until January 1, 2008. Effective with the payment of the $3.5 million, all interest which has accrued on the loan as of the last day of each month, commencing with the month in which such payment is made, shall be added to the principal amount. Commencing January 1, 2008 through January 1, 2010, VeriChip is obligated to repay $300,000 on the first day of each month. A final balloon payment equal to the outstanding principal amount then due under the loan plus all accrued and unpaid interest will be due and payable on February 1, 2010. We amended the repayment terms of the loan to allow VeriChip to retain a greater portion of the net proceeds of its offering for use in its business, thereby improving its liquidity for at least the next 12 to 18 months.
The loan is subordinated to the obligations of VeriChip under its credit agreement with the RBC, and is collateralized by security interests in all property and assets of VeriChip except as otherwise encumbered by the rights of the RBC. As of December 31, 2006 and February 28, 2007, approximately $13.6 million and $11.6 million of principal and accrued interest, respectively, was outstanding on the loan.
Danske Bank Line of Credit
DSD Holdings and its wholly-owned subsidiary, Daploma International A/S, are party to a credit agreement with Danske Bank A/S. On June 1, 2006, DSD Holdings and Daploma International A/S amended the borrowing availability from DKK 12 million (approximately $2.1 million USD at December 31, 2006) to DKK 18 million (approximately $3.2 million USD at December 31, 2006). In connection with the amendment, Digital Angel executed a letter of support which confirms that Digital Angel Corporation shall maintain its holding of 100% of the share capital of Daploma, and that Digital Angel shall neither sell, nor pledge, nor in any other way dispose of any part of Daploma or otherwise reduce its influence on Daploma without the prior consent of Danske Bank The interest is determined quarterly and is based on the international rates Danske Bank can establish on a loan in the same currency on the international market plus 2.0%. At December 31, 2006, the annual interest rate on the facility was 5.85%. Borrowing availability under the credit facility considers guarantees outstanding. At December 31, 2006 the borrowing availability on the credit agreement was DKK 0.9 million (approximately $0.2 million USD at December 31, 2006). The credit agreement shall remain effective until further notice. Daploma can terminate the credit agreement and pay the outstanding balance or Danske Bank may demand the credit line be settled immediately at any given time, without prior notice.
Note Payable — Danske Bank
As of December 31, 2006, DSD Holdings is party to a note payable with Danske Bank. Principal and interest payments of DKK 0.3 million ($53,100 USD at December 31, 2006) plus interest are payable quarterly through December 15, 2008. The interest rate on the note is calculated based on the international rates Danske Bank can establish on a loan in DKK in the international market plus 2.0%. The interest rate on the note payable was 5.47% at December 31, 2006. As of December 31, 2006, the amount outstanding under the note payable was approximately $0.4 million.
Mortgage Notes Payable
Digital Angel is a party to a mortgage note payable collateralized by land and building. Principal and interest payments totaling approximately $30,000 are payable monthly. Payments are due through November of 2010. The interest rate on the note is fixed at 8.2%. As of December 31, 2006, the amount outstanding under the mortgage note payable was $2.2 million.

Equipment Loans
DSD Holdings is party to equipment loans which are collateralized by production equipment. Principal and interest payments totaling approximately DKK 0.2 million ($26,900 at December 31, 2006) are payable monthly. Payments are due through January of 2010. The interest rates on the loans are variable and range from 6.00% to 8.14% as of December 31, 2006.
Digital Angel’s 10.25% Senior Secured Debenture and Securities Purchase Agreement
Digital Angel entered into the Debenture and corresponding Purchase Agreement with Imperium, dated effective February 6, 2007. Under the terms of the Purchase Agreement, Digital Angel sold to Imperium a 10.25% Senior Secured Debenture in the original principal amount of $6.0 million and the Warrant to purchase 699,600 shares of Digital Angel’s common stock. The Warrant has an initial exercise price of $2.973 per share and contains certain anti-dilution adjustments and other adjustments in the event of a change of control or an event of default.
The Debenture matures on February 6, 2010, and Digital Angel is obligated to make monthly payments of principal plus accrued but unpaid interest (including default interest, if any) beginning on September 4, 2007. Digital Angel has the option, but not the obligation, of making the monthly payments, or a portion of the monthly payments, in shares of Digital Angel’s common stock at 92% of the then current market price upon the satisfaction of certain conditions. If an event of default or a change of control occurs, Imperium has the right to require Digital Angel to redeem the Debenture for a cash amount equal to 110% of the outstanding principal plus interest. The proceeds of the Debenture will be used by Digital Angel to fund a portion of its planned acquisition of certain assets of McMurdo, a marine electronics business, by Signature, a United Kingdom-based subsidiary of Digital Angel, and to invest in the continued growth of Digital Angel’s business.
Liquidity
As of February 15, 2007, our consolidated cash and cash equivalents totaled $24.7 million. VeriChip had a cash balance of $13.3 million, Digital Angel had a cash balance of $5.1 million, and our Advanced Technology segment and “Corporate/Eliminations” had a combined cash balance of $6.3 million.
As of December 31, 2006, we had a working capital deficiency of approximately $4.8 million. However, approximately $5.4 million and $4.3 million of our liabilities classified as current are associated with certain discontinued operations and other business units that we have sold or closed in 2000 and 2001, respectively. These liabilities have not been guaranteed by us and we do not intend to repay such liabilities. Excluding these items, our working capital is approximately $4.9 million as of December 31, 2006. We believe that we have sufficient funds to operate our business over the next twelve months. However, our goal is to achieve profitability and to generate positive cash flows from operations. Our capital requirements depend on a variety of factors, including but not limited to, the rate of increase or decrease in our existing business base, the success, timing, and amount of investment required to bring new products on-line, revenue growth or decline, and potential acquisitions. Failure to generate positive cash flow from operations will have a material adverse effect on our business, financial condition and results of operations. Our ability to achieve profitability and/or generate positive cash flows from operations in the future is predicated upon numerous factors with varying levels of importance as follows:
•	First, we will attempt to successfully implement our business plans, manage expenditures according to our budget, and generate positive cash flow from operations;

•	Second, we will attempt to develop an effective marketing and sales strategy in order to grow our businesses and compete successfully in our markets;

•	Third, we will attempt to expand the market for our Bio Thermo and VeriMed products; and

•	Fourth, we will attempt to realize positive cash flow with respect to our investment in Digital Angel in order to provide us with an appropriate return on our investment.

We believe we have established a management plan to guide us in achieving profitability and positive cash flows from operations during 2007. The major components of the plan are discussed on page 69 of our Annual Report on Form 10-K, as amended, for the year end December 31, 2006. No assurance can be given that we will be successful in implementing the plan. Our profitability and cash flows from operations depend on many factors including the success of our marketing programs, the maintenance and reduction of expenses and our ability to successfully develop and bring to market our new products and technologies.
Contractual Obligations
The following table summarizes our significant contractual obligations as of December 31, 2006, and the effect such obligations are expected to have on our liquidity and cash flows in future periods:

	Payments Due By Period
		Less Than			More Than
	Total	1 Year	1-3 Years	4-5 Years	5 Years
Contractual Obligations	(amounts in thousands)
Notes payable, long-term debt and other long-term obligations	$22,881	$7,326	$13,166	$2,389	$—
Operating lease obligations	23,354	2,000	3,544	1,711	16,099
Employment related contracts	4,705	2,174	1,464	1,067	—

Total	$50,940	$11,500	$18,174	$5,167	$16,099

The expected timing or payment of obligations discussed above is estimated based on current information. Timing of payments and actual amounts paid may be different depending on changes to agreed-upon amounts for some obligations.
Outlook
We are constantly looking for ways to maximize shareholder value. As such, we are continually seeking operational efficiencies and synergies within our operating segments as well as evaluating acquisitions of businesses and customer bases which complement our operations. These strategic initiatives may include acquisitions, raising additional funds through debt or equity offerings, or the divestiture of business units that are not critical to our long-term strategy or other restructuring or rationalization of existing operations. We will continue to review all alternatives to ensure maximum appreciation of our shareholders’ investments. However, initiatives may not be found, or if found, they may not be on terms favorable to us.
Impact of Recently Issued Accounting Standards
In December 2004, the FASB issued FAS 123R which replaces FAS 123 and supersedes APB No. 25. FAS 123R requires all share-based payments to employees, including grants of employee stock options, to be recognized in the financial statements based on their fair values. We adopted FAS 123R, effective January 1, 2006. The pro forma disclosures previously permitted under FAS 123 are no longer an alternative to financial statement recognition. As discussed below, the vesting of substantially all of our then outstanding employee stock options was accelerated as of December 30, 2005. As a result, our initial adoption of FAS 123R did not have a material impact on our consolidated results of operations and earnings (loss) per share. However, going forward, as we grant more options, we expect that the impact may be material.
On December 12, 2005, our, VeriChip’s and Digital Angel’s boards of directors approved a proposal which provided for vesting on December 30, 2005 of substantially all of our then outstanding and unvested stock options previously awarded to our directors, employees and consultants. In connection with the acceleration of these options, we stipulated that a grantee that acquires any shares through exercise of any of such options shall not be permitted to sell such shares until the earlier of: (i) the original vesting date applicable to such option or (ii) the date on which such grantee’s employment terminates for any reason.

The purpose of the accelerated vesting of the options granted was to enable us to avoid recognizing in future periods non-cash compensation expense associated with such options in our consolidated statements of operations, which would have otherwise been required upon our adoption of FAS 123R on January 1, 2006. As a result of the acceleration, we expected to avoid recognition of up to approximately $7.6 million of compensation expense in our consolidated statements of operations over the course of the original vesting period, substantially all of which was expected to be avoided in 2006 and 2007. Such expense is included in our pro forma stock-based footnote disclosure for the year ended December 31, 2006. FIN 44 requires us to recognize compensation expense under certain circumstances, such as a change in the vesting schedule when the options whose vesting schedule was changed were in-the-money on the date of change, which would allow an employee to vest in an option that would have otherwise been forfeited based on the award’s original terms. We would be required to begin to recognize compensation expense over the new expected vesting period based on estimates of the number of options that employees ultimately will retain that otherwise would have been forfeited, absent the modifications. The majority of the accelerated options, absent the acceleration, would have vested during the first half of 2006, with a smaller percentage vesting over 30 months. Such estimates of compensation expense would be based on such factors as historical and expected employee turnover rates and similar statistics. Of options exercisable for approximately 8.8 million shares of our and our subsidiaries’ common stock that were affected by the acceleration of vesting, substantially all of the $4.6 million of intrinsic value of these options is attributable to VeriChip’s executive officers and directors at that time. We are unable to estimate the number of options that our employees and directors will ultimately retain that otherwise would have been forfeited, absent our acceleration of the vesting of these options. Based on the then current circumstances, the high concentration of such options awarded to officers and directors and our historical turnover rates, no compensation expense resulting from the new measurement date was recognized by us upon acceleration of the vesting on December 30, 2005. We will recognize compensation expense in future periods, should a benefit be realized by the holders of the aforementioned options, which they would not otherwise have been entitled to receive. During the year ended December 31, 2006, we recognized approximately $0.4 million of compensation expense as a result of three terminated employees receiving a benefit related to the accelerated vesting of their options that they would not otherwise have received. If we are required to recognize additional compensation expense in connection with the accelerated vesting of in-the-money stock options, it could have a material impact on our future results of operations.
In November 2004, the FASB issued SFAS No. 151, Inventory Costs, or FAS 151, an amendment of Accounting Research Bulletin (ARB) No. 43, Chapter 4. FAS 151 amends ARB No. 43, Chapter 4, to clarify that abnormal amounts of idle facility expense, freight, handling costs and wasted materials (spoilage) should be recognized as current-period charges. In addition, FAS No. 151 requires that allocation of fixed production overhead to inventory be based on the normal capacity of the production facilities. Our adoption of FAS 151 on January 1, 2006 did not have a material impact on the results of our operations, financial position or cash flows.
In December 2004, the FASB issued SFAS No. 153, Exchanges of Non-monetary Assets, or FAS 153. This Statement amends APB Opinion 29 to eliminate the exception for non-monetary exchanges of similar productive assets and replaces it with a general exception for exchanges of non-monetary assets that do not have commercial substance. A non-monetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. FAS 153 is effective for non-monetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. We adopted the provisions of FAS 153 on January 1, 2006. The adoption of FAS 153 did not have a material impact on the results of our operations or financial position.
In May 2005, the FASB issued SFAS No. 154, Accounting Changes and Error Corrections, or FAS 154. FAS 154 replaces APB Opinion No. 20 and FASB Statement No. 3 and changes the requirements for the accounting for, and reporting of, a change in accounting principle. FAS 154 also applies to all voluntary changes in accounting principle. It also applies to changes required by an accounting pronouncement in the unusual instance that the pronouncement does not include specific transition provisions. When a pronouncement includes specific transition provisions, those provisions should be followed. FAS 154 is effective for all accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. We adopted the provisions of FAS 154 and will assess the impact of a retrospective application of a change in accounting principle in accordance with FAS 154 if the need for such a change arises after the effective date.

In February 2006, the FASB issued SFAS No. 155, Accounting for Certain Hybrid Financial Instruments, or FAS 155. This Statement amends FASB Statements No. 133, Accounting for Derivative Instruments and Hedging Activities, and No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities. FAS 155 resolves issues addressed in Statement 133 Implementation Issue No. D1, “Application of Statement 133 to Beneficial Interests in Securitized Financial Assets.” FAS 155 permits fair value re-measurement for any hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation, clarifies which interest-only strips and principal-only strips are not subject to the requirements of FASB Statement No. 133, and establishes a requirement to evaluate interests in securitized financial assets to identify interests that are freestanding derivatives or that are hybrid financial instruments that contain an embedded derivative requiring bifurcation. It also clarifies that concentrations of credit risk in the form of subordination are not embedded derivatives and amends FASB Statement No. 140 to eliminate the prohibition on a qualifying special-purpose entity from holding a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument. FAS 155 is effective for all financial instruments acquired or issued after the beginning of an entity’s first fiscal year that begins after September 15, 2006. We have not yet determined the impact of the adoption of FAS 155 on our financial statements, if any.
In March 2006, the FASB issued SFAS No. 156, Accounting for Servicing of Financial Assets, or FAS 156, which requires that all separately recognized servicing assets and servicing liabilities be initially measured at fair value. FAS 156 permits, but does not require, the subsequent measurement of servicing assets and servicing liabilities at fair value. Adoption is required as of the beginning of the first fiscal year that begins after September 15, 2006. Early adoption is permitted. The adoption of FAS 156 is not expected to have a material effect on our consolidated financial position, results of operations or cash flows.
In June 2006, the FASB issued Interpretation No. 48, Accounting for Uncertainty in Income Taxes — an interpretation of FAS No. 109, or FIN 48, which clarifies the accounting for uncertainty in income taxes. Currently, the accounting for uncertainty in income taxes is subject to significant and varied interpretations that have resulted in diverse and inconsistent accounting practices and measurements. Addressing such diversity, FIN 48 prescribes a consistent recognition threshold and measurement attribute, as well as clear criteria for subsequently recognizing, derecognizing and measuring changes in such tax positions for financial statement purposes. FIN 48 also requires expanded disclosure with respect to the uncertainty in income taxes. FIN 48 is effective for fiscal years beginning after December 15, 2006. We have not yet determined the impact of FIN 48 on our consolidated financial position, results of operations, cash flows or financial statement disclosures.
In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements, or FAS 157. FAS 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. FAS 157 applies under other accounting pronouncements that require or permit fair value measurements. Accordingly, FAS 157 does not require any new fair value measurements. However, for some entities, the application of FAS 157 will change current practice. FAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. We have not yet determined the impact of FAS 157 on our consolidated financial position, results of operations, cash flows or financial statement disclosures.
In September 2006, the FASB issued SFAS No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, or FAS 158. FAS 158 amends FASB Statements No. 87, 88, 106, and 132(R). FAS 158 requires an employer to recognize the overfunded or underfunded status of a defined benefit postretirement plan (other than a multiemployer plan) as an asset or liability in its statement of financial position and to recognize changes in the funded status in the year in which the changes occur through comprehensive income. It also requires an employer to measure the funded status of a plan as of the date of its year-end statement of financial position, with limited exceptions. Under FAS 158, the requirement to initially recognize the funded status of a defined benefit postretirement plan and to provide the required disclosures is effective for us as of the end of our first fiscal year ending after December 15, 2006. The requirement to measure plan assets and benefit obligations as of the date of the employer’s fiscal year-end statement of financial position is effective for us for our first fiscal year ending after December 15, 2008. We have not yet determined the impact of FAS 158 on our consolidated financial position, results of operations, cash flows or financial statement disclosures.

In September 2006, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 108, Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements, or SAB 108, that requires public companies to utilize a “dual approach” to assessing the quantitative effects of financial misstatements. This dual approach includes both an income statement focused assessment and a balance sheet focused assessment. SAB 108 is effective for annual financial statements covering the first fiscal year ending after November 15, 2006. We are currently assessing the impact of SAB 108 but do not expect that it will have a material effect on our results of operations or financial condition.
In February, 2007, FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities including an amendment of FAS 115, or FAS 159. This statement provides companies with an option to report selected financial assets and liabilities at fair value. This statement is effective for fiscal years beginning after November 15, 2007 with early adoption permitted. We are assessing FAS No. 159 and have not yet determined the impact that the adoption of FAS No. 159 will have on our results of operations or financial position, if any.